                                                                  EXHIBIT 10.1






                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                             THE TITAN CORPORATION,
                             V T ACQUISITION CORP.
                                      AND
                                 AVERSTAR, INC.
                           DATED AS OF MARCH 24, 2000

                               TABLE OF CONTENTS
                                    ARTICLES

                                                                PAGE
                                                              --------
ARTICLE I THE MERGER........................................      2
  SECTION 1.01 The Merger...................................      2
  SECTION 1.02 Effective Time; Closing Date.................      2
  SECTION 1.03 Effect of the Merger.........................      2
  SECTION 1.04 Certificate of Incorporation; Bylaws.........      2
  SECTION 1.05 Directors and Officers.......................      2

ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF
  CERTIFICATES..............................................      3
  SECTION 2.01 The Merger...................................      3
  SECTION 2.02 Exchange of Certificates.....................      5
  SECTION 2.03 Stock Options................................      7
  SECTION 2.04 Certain Adjustments..........................      8
  SECTION 2.05 Closing......................................      8
  SECTION 2.06 Escrow Stock; Determination of Closing
    Adjustment..............................................      9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY.......     12
  SECTION 3.01 Organization and Qualification...............     12
  SECTION 3.02 Subsidiaries.................................     12
  SECTION 3.03 Articles of Incorporation and Bylaws.........     12
  SECTION 3.04 Capitalization...............................     12
  SECTION 3.05 Authority; Binding Obligation................     13
  SECTION 3.06 No Conflict; Required Filings and Consents...     14
  SECTION 3.07 Intellectual Property........................     15
  SECTION 3.08 Financial Statements and Condition...........     16
  SECTION 3.09 Absence of Certain Developments..............     16
  SECTION 3.10 Absence of Undisclosed Liabilities...........     17
  SECTION 3.11 Litigation; Disputes.........................     18
  SECTION 3.12 Real Property Leases; Real Property..........     18
  SECTION 3.13 Other Agreements; No Default.................     19
  SECTION 3.14 Labor Relations..............................     19
  SECTION 3.15 Pension and Benefit Plans....................     20
  SECTION 3.16 Taxes and Tax Matters........................     21
  SECTION 3.17 Insurance....................................     22
  SECTION 3.18 Arrangements with Related Parties............     22
  SECTION 3.19 Books and Records............................     22
  SECTION 3.20 Assets.......................................     22
  SECTION 3.21 Board Recommendation.........................     23
  SECTION 3.22 Directors and Officers.......................     23
  SECTION 3.23 [Intentionally Omitted]......................     23
  SECTION 3.24 Environmental Matters........................     23
  SECTION 3.25 [Intentionally Omitted]......................     23

                                                                PAGE
                                                              --------
  SECTION 3.26 Government Contracts and Other Commitments...     23
  SECTION 3.27 Relations with Governments...................     24
  SECTION 3.28 Broker's Fees................................     25
  SECTION 3.29 Registration Statement; Proxy
    Statement/Prospectus....................................     25
  SECTION 3.30 [Intentionally Omitted]......................     25
  SECTION 3.31 Interest Rate and Foreign Exchange
    Contracts...............................................     25
  SECTION 3.32 Pooling/Tax Matters..........................     26
  SECTION 3.33 Disclosure...................................     26

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND
  ACQUIROR SUB..............................................     26
  SECTION 4.01 Organization and Qualification...............     26
  SECTION 4.02 Certificate or Articles of Incorporation and
    Bylaws..................................................     27
  SECTION 4.03 Capitalization...............................     27
  SECTION 4.04 Authority; Binding Obligation................     27
  SECTION 4.05 No Conflict; Required Filings and Consents...     27
  SECTION 4.06 No Prior Activities of Acquiror Sub..........     28
  SECTION 4.07 SEC Filings; Financial Statements............     28
  SECTION 4.08 No Undisclosed Liabilities...................     29
  SECTION 4.09 Absence of Certain Changes or Events.........     29
  SECTION 4.10 Absence of Litigation........................     29
  SECTION 4.11 Certain Practices............................     29
  SECTION 4.12 Government Contracts.........................     30
  SECTION 4.13 Intellectual Property........................     30
  SECTION 4.14 Interest Rate and Foreign Exchange
    Contracts...............................................     31
  SECTION 4.15 Brokers......................................     31
  SECTION 4.16 Pooling/Tax Matters..........................     31
  SECTION 4.17 Registration Statement; Proxy
    Statement/Prospectus....................................     31
  SECTION 4.18 Board Recommendation.........................     32
  SECTION 4.19 Disclosure...................................     32

ARTICLE V PRE-CLOSING COVENANTS.............................     32
  SECTION 5.01 Conduct of Business of Company Until
    Effective Time..........................................     32
  SECTION 5.02 Best Efforts to Satisfy Conditions...........     34
  SECTION 5.03 Other Actions................................     34
  SECTION 5.04 Certain Tax Matters..........................     34
  SECTION 5.05 Access and Information.......................     34
  SECTION 5.06 Notification Filing Required Under HSR Act...     35
  SECTION 5.07 Related Party Matters........................     35
  SECTION 5.08 Proxy Statement/Prospectus and Registration
    Statement; Company Stockholders Meeting.................     35
  SECTION 5.09 [Intentionally Omitted]......................     36
  SECTION 5.10 No Solicitation..............................     36
  SECTION 5.11 NYSE Listing.................................     37
  SECTION 5.12 Affiliates...................................     37

                                                                PAGE
                                                              --------
  SECTION 5.13 Tax Treatment................................     38
  SECTION 5.14 Pooling......................................     38
  SECTION 5.15 Negative Covenants of Acquiror...............     38

ARTICLE VI ADDITIONAL AGREEMENTS............................     39
  SECTION 6.01 Stockholder Approval.........................     39
  SECTION 6.02 Appropriate Action; Consents; Filings........     39
  SECTION 6.03 Disclosure...................................     40
  SECTION 6.04 Public Announcements.........................     40
  SECTION 6.05 Obligations of Acquiror Sub..................     40
  SECTION 6.06 Transaction Expenses.........................     41
  SECTION 6.07 Board of Directors...........................     41
  SECTION 6.08 Company Common Stock.........................     41

ARTICLE VII CONDITIONS PRECEDENT............................     41
  SECTION 7.01 Conditions to Obligations of Each Party Under
    This Merger Agreement...................................     41
  SECTION 7.02 Additional Conditions to Obligations of
    Acquiror and Acquiror Sub...............................     42
  SECTION 7.03 Additional Conditions to Obligations of
    Company.................................................     44

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............     45
  SECTION 8.01 Termination..................................     45
  SECTION 8.02 Effect of Termination........................     46
  SECTION 8.03 Transaction Fees, Termination Fees, Expenses
    and Other Payments......................................     46
  SECTION 8.04 Amendment....................................     46
  SECTION 8.05 Extension; Waiver............................     46

ARTICLE IX SURVIVAL OF REPRESENTATIONS; REMEDIES............     47
  SECTION 9.01 Survival of Representations..................     47
  SECTION 9.02 Indemnification by Company Stockholders......     47
  SECTION 9.03 Third Party Claims...........................     48
  SECTION 9.04 No Recourse Against the Company..............     49
  SECTION 9.05 Specific Performance.........................     49
  SECTION 9.06 Remedies Cumulative..........................     49

ARTICLE X GENERAL PROVISIONS................................     49
  SECTION 10.01 Notices.....................................     49
  SECTION 10.02 Headings....................................     50
  SECTION 10.03 Severability................................     51
  SECTION 10.04 Entire Agreement............................     51
  SECTION 10.05 Assignment..................................     51
  SECTION 10.06 Parties in Interest.........................     51
  SECTION 10.07 Mutual Drafting.............................     51
  SECTION 10.08 Governing Law...............................     51
  SECTION 10.09 Counterparts................................     52
  SECTION 10.10 Singular and Plural.........................     52

ARTICLE XI DEFINITIONS......................................     52

                                    EXHIBITS

Exhibit A       Certificate of Merger
Exhibit B       Initial Officers and Directors of Surviving Corporation
Exhibit C       Form of Exchange Agreement
Exhibit D       Form of Escrow Agreement
Exhibit E       Form of Company Affiliate Letter
Exhibit F       Form of Acquiror Affiliate Letter
Exhibit G       Form of Company's Counsel Opinion
Exhibit H       Form of Acquiror's Counsel Opinion

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of March 24, 2000 (this "Merger Agreement"), is entered into by and among The Titan Corporation, a corporation organized under the laws of the State of Delaware ("Acquiror"), V T Acquisition Corp., a corporation organized under the laws of the State of Delaware ("Acquiror Sub"), and AverStar, Inc., a corporation organized under the laws of the State of Delaware ("Company") ("Acquiror," "Acquiror Sub" and "Company" individually hereinafter referred to as "Party" and collectively hereinafter referred to as the "Parties");

    WHEREAS, Acquiror Sub, upon the terms and subject to the conditions of this Merger Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), will merge with and into Company (the "Merger");

    WHEREAS, the Board of Directors of Company has (i) determined that the Merger is advisable and fair to the holders of Company Common Stock (as defined in Section 3.04 of this Merger Agreement) and is in the best interests of such stockholders, (ii) advised, authorized, approved and adopted this Merger Agreement and the transactions contemplated hereby and (iii) recommended approval and adoption of this Merger Agreement by the stockholders of Company (the "Company Stockholders");

    WHEREAS, the Board of Directors of Acquiror has determined that the Merger is advisable and in the best interests of Acquiror and its stockholders, the Board of Directors of Acquiror Sub has determined that the Merger is advisable and in the best interests of Acquiror Sub and its stockholder, and the Boards of Directors of Acquiror and Acquiror Sub and the sole stockholder of Acquiror Sub have advised, authorized, approved and adopted this Merger Agreement and the transactions contemplated hereby;

    WHEREAS, as a condition and inducement to Acquiror's and Acquiror Sub's entering into this Merger Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Merger Agreement, Acquiror and Acquiror Sub are entering into a Stockholders Agreement with certain stockholders of the Company (the "Company Stockholders Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their shares of Company Common Stock in favor of the Merger and have granted Acquiror an irrevocable proxy to vote such shares of Company Common Stock;

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code (as defined in Article XI) and that this Merger Agreement qualifies as a "plan of reorganization" as defined in Treasury Regulation 1.368-2(g); and

    WHEREAS, for accounting purposes it is intended that the Merger shall be accounted for as a "pooling of interests" under GAAP (as defined in Article XI).

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows.

                                   ARTICLE I
                                   THE MERGER

SECTION 1.01 THE MERGER

    Upon the terms and subject to the conditions set forth in this Merger Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 of this Merger Agreement) Acquiror Sub shall be merged with and into Company, with Company being the surviving corporation (hereinafter sometimes called "Surviving Corporation") in the Merger. Upon consummation of the Merger, the separate corporate existence of Acquiror Sub shall cease, and Surviving Corporation shall continue to exist as a Delaware corporation.

SECTION 1.02 EFFECTIVE TIME; CLOSING DATE

    Subject to the provisions of Section 2.05 of this Merger Agreement, as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII of this Merger Agreement, the Parties shall cause the Merger to be consummated by filing the Certificate of Merger, attached hereto as Exhibit A (the "Certificate of Merger"), and any other appropriate documents with the Delaware Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). The day on which the Effective Time shall occur shall hereinafter be referred to as the "Closing Date."

SECTION 1.03 EFFECT OF THE MERGER

    At the Effective Time, the effect of the Merger shall be as provided in
Section 259 and other applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Acquiror Sub shall vest in Surviving Corporation, and all debts, liabilities and duties of Company and Acquiror Sub shall become the debts, liabilities and duties of Surviving Corporation.

SECTION 1.04 CERTIFICATE OF INCORPORATION; BYLAWS

    (a) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the certificate of incorporation of Acquiror Sub shall continue unchanged and shall be the certificate of incorporation of Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation, except that Acquiror Sub's certificate of incorporation shall be amended at the Effective Time to reflect that the name of the Surviving Corporation shall be AverStar, Inc.

    (b) Unless otherwise determined by Acquiror prior to the Effective Time, at the Effective Time, the bylaws of Acquiror Sub shall continue unchanged and shall be the bylaws of Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of Surviving Corporation and such bylaws.

SECTION 1.05 DIRECTORS AND OFFICERS

    At the Effective Time, the initial officers and directors of Surviving Corporation shall be the persons listed on Exhibit B, each to hold office in accordance with the certificate of incorporation and bylaws of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 THE MERGER

    At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Acquiror Sub, the Company or the holders of any of the securities referred to in this Section 2.01:

    (a) COMMON STOCK. Subject to Section 2.06, (i) each share of Company Common Stock (excluding any shares described in Section 2.01(c) and (f)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a portion of a share of common stock, par value $0.01, of Acquiror ("Acquiror Common Stock") equal to the Exchange Ratio (as defined below). The shares of Acquiror Common Stock issuable to the holders of Company Common Stock pursuant hereto is sometimes referred to herein, collectively, as the "Merger Consideration". All such shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holders of certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock. Each such certificate previously evidencing such shares of Company Common Stock shall be exchanged for the number of shares indicated in the certificate provided by the Company pursuant to
Section 6.08 in accordance with the provisions of Section 2.02 multiplied by the Exchange Ratio, rounded up to the nearest whole number.

    The "Exchange Ratio" shall be determined as follows:

        (i) if the Acquiror Stock Price is less than or equal to $56.00 per share and greater than or equal to $44.00 per share, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by the Acquiror Stock Price;

        (ii) if the Acquiror Stock Price is less than $44.00 per share and greater than or equal to $39.60 per share, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $44.00;

       (iii) if the Acquiror Stock Price is greater than $56.00 per share and less than or equal to $61.60 per share, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $56.00;

        (iv) if the Acquiror Stock Price is greater than $61.60 per share,
    (A) Acquiror may terminate this Merger Agreement pursuant to
    Section 8.01(d)(i), unless the Company makes a "Company Floating Rate Election" prior to the Scheduled Closing Date, in which case the Exchange Ratio shall be equal to the quotient obtained by dividing (x) the product of the Company Stock Value multiplied by 1.10 by (y) the Acquiror Stock Price or (B) in the event that Acquiror does not terminate this Agreement pursuant to clause (A) and the Company does not make a Company Floating Rate Election, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $56.00;

        (v) if the Acquiror Stock Price is less than $39.60 per share,
    (A) Company may terminate this Merger Agreement pursuant to
    Section 8.01(d)(ii), unless the Acquiror makes an "Acquiror Floating Rate Election" prior to the Scheduled Closing Date, in which case the Exchange Ratio shall be equal to the quotient obtained by dividing (x) the product of the Company Stock Value multiplied by 0.90 by (y) the Acquiror Stock Price or (B) in the event that Company does not terminate this Agreement pursuant to clause (A) and Acquiror does not make the Acquiror

    Floating Rate Election, the Exchange Ratio shall be equal to the quotient obtained by dividing the Company Stock Value by $44.00.

    (b) CERTAIN DEFINITIONS. For purposes of this Merger Agreement, (i) the term "Acquiror Stock Price" shall mean the average of the closing sale prices of a share of Acquiror Common Stock as reported on the New York Stock Exchange ("NYSE") for the ten (10) consecutive trading days ending with and including the second trading day immediately preceding the date of the Scheduled Closing Date;
(ii) the term "Acquiror Floating Rate Election" shall mean an election made by Acquiror to use the Exchange Ratio calculated pursuant to
Section 2.01(a)(v)(A); and (iii) the term "Company Floating Rate Election" shall mean an election made by the Company to use the Exchange Ratio calculated pursuant to Section 2.01(a)(iv)(A).

    (c) TREASURY STOCK. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

    (d) ACQUIROR SUB STOCK. Each share of common stock, par value $.01 per share, of Acquiror Sub issued and outstanding immediately prior to the Effective Time ("Acquiror Sub Stock") shall be converted into and exchanged for one
(1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

    (e)  [Intentionally Omitted].

    (f) DISSENTING SHARES. Notwithstanding anything in this Merger Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by Company Stockholders who have properly demanded payment of the fair value of their stock (the "Dissenting Shares") within the meaning of Section 262 of Delaware Law shall not be converted into the right to receive the Merger Consideration unless and until such Company Stockholders shall have failed to perfect or shall have effectively withdrawn their demand, or lost their right of payment under applicable law. If any such Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each share of Company Common Stock held by such Company Stockholder shall thereupon be deemed converted into the right to receive and exchangeable for, at the Effective Time, the Merger Consideration pursuant to Section 2.02 of this Merger Agreement. Subject to the terms and conditions of this Merger Agreement, at and after the Effective Time, any holder of shares of Company Common Stock who complies with Section 262 of Delaware Law (a "Company Dissenting Stockholder") shall be entitled to obtain payment from Surviving Corporation of the fair value of such Company Dissenting Stockholder's shares of Company Common Stock as determined pursuant to Delaware Law; PROVIDED, HOWEVER, that, to the extent permissible under Delaware Law, no such payment shall be made unless and until such Company Dissenting Stockholder has surrendered to the Exchange Agent the Certificate representing the shares of Company Common Stock for which payment is being made.

    (g) PROCEDURE WITH RESPECT TO DISSENTING SHARES. Company shall give Acquiror (i) prompt notice of any written notice of intent to demand payment for shares filed pursuant to Section 262 of Delaware Law received by Company, withdrawals of such notices, and any other instruments served in connection with such notices pursuant to the relevant provisions of Delaware Law and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to such notices under Delaware Law consistent with the obligations of Company thereunder. Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld), (A) make any payment with respect to any such notice, (B) offer to settle or settle any such notices or
(C) waive any failure to timely deliver a written notice in accordance with the Delaware Law.

    (h) FLOATING RATE ELECTION. The Company and the Acquiror shall deliver the Company Floating Rate Election or the Acquiror Floating Rate Election, as the case may be, by notice to the other Party prior to the Scheduled Closing Date. The Company Floating Rate Election and the Acquiror Floating Rate Election may be delivered notwithstanding the fact that the other Party has not then elected to terminate this Merger Agreement pursuant to Section 2.01(a) and
Section 8.01(d), in which event the other Party shall not be entitled to terminate this Merger Agreement pursuant to Section 2.01(a) or Section 8.01(d).

SECTION 2.02 EXCHANGE OF CERTIFICATES

    (a) EXCHANGE AGENT. As soon as reasonably practicable after the Effective Time, but in no event later than four (4) business days after the Effective Time (assuming the Company has provided to Acquiror an electronic list of the names, addresses, and tax identification numbers of the Company Stockholders and the information provided in the certificate in Section 6.08 at least one
(1) business day prior to the Effective Time), Acquiror shall deposit with an exchange agent designated by Acquiror and reasonably acceptable to Company (the "Exchange Agent") pursuant to an exchange agreement in the form attached hereto as Exhibit C, for the benefit of the former holders of shares of Company Common Stock (excluding any shares described in Section 2.01(c)), for issuance and payment in accordance with this Article II the shares of Acquiror Common Stock (but not including the Escrow Stock) issuable pursuant to Section 2.01(a) (such shares of Acquiror Common Stock being hereinafter referred to as the "Exchange Fund"). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver Acquiror Common Stock contemplated to be delivered pursuant to Section 2.01(a) out of the Exchange Fund within three (3) business days of the Exchange Agent's receipt of all information and documentation required pursuant to Section 2.02(b). The Exchange Fund shall not be used for any purpose other than as set forth in this Section 2.02(a).

    (b) PAYMENT PROCEDURES. As soon as reasonably practicable after the Effective Time, but in no event later than four (4) business days after the Effective Time (assuming the Company has provided to Acquiror an electronic list of the names, addresses, and tax identification numbers of the Company Stockholders and the information provided in the certificate in Section 6.08 at least one (1) business day prior to the Effective Time), Acquiror shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (each a "Certificate" and collectively, the "Certificates") that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (excluding any shares described in Sections 2.01(c)): (i) a form letter of transmittal and
(ii) instructions for use in effecting the surrender of the Certificates for payment therefor. The Exchange Agent shall provide to the Company (for delivery to the Company Stockholders) all such documentation in advance of the Effective Time, but in any event not less than one (1) week prior to the Closing Date. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable consideration set forth in Section 2.01, and such Certificate shall forthwith be canceled. In the event of a surrender of a Certificate representing shares of Company Common Stock which are not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, a certificate representing the proper number of shares of Acquiror Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if (x) such Certificate shall be properly endorsed or otherwise be in proper form for transfer to the Person surrendering such Certificate and requesting such issuance, (y) such Person surrendering such Certificate and requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Acquiror Common Stock to a Person other than the registered holder of such Certificate or shall establish to the satisfaction of Acquiror that such Taxes have been paid or are not applicable, and (z) such Person surrendering such certificate shall, if required by Acquiror, have such Person's signature guaranteed by a bank, brokerage firm or other financial intermediary that is a member of a medallion guarantee program. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes only the right to receive the applicable consideration set forth in
Section 2.01, without any interest thereon.

    (c) ISSUANCES TO AFFILIATES. Notwithstanding anything herein to the contrary, any Certificate surrendered for exchange by any "affiliate" of the Company (as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the SEC under the Securities Act) shall not be exchanged until Acquiror shall have received a signed agreement from such "affiliate" as provided in Section 5.12 hereof.

    (d) NO FURTHER RIGHTS IN STOCK. All shares of Acquiror Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of Sections 2.01 and 2.02 hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock represented by such Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to Acquiror, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

    (e)  [Intentionally Omitted]

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve
(12) months after the Effective Time shall be delivered to Acquiror, upon demand, and any holder of Company Common Stock that has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Acquiror for the Merger Consideration to which such holder is entitled pursuant hereto.

    (g) NO LIABILITY. Neither Acquiror nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Acquiror Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING OF TAX. Acquiror or the Exchange Agent shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to any former holder of Company Common Stock such amounts as Acquiror (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Acquiror (or any Affiliate thereof) or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the former holder of Company Common Stock in respect of whom such deduction and withholding was made by Acquiror (or any Affiliate thereof) or the Exchange Agent.

    (i) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Certificate and the granting of a reasonable indemnity against any claim that may be made against Acquiror or the Exchange Agent with respect to such Certificate (and if required by Acquiror in the case of any Certificate or Certificates from any Company Stockholder representing more than seven thousand five hundred (7,500) shares of Company Common Stock, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct), Acquiror shall cause the Exchange Agent to pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate.

    (j) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF ACQUIROR COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock evidenced thereby until the holder of such Certificate shall properly surrender such Certificate in accordance with the requirements of Section 2.02(b). Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) promptly the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.

    (k) APPOINTMENT OF STOCKHOLDERS' REPRESENTATIVES. Michael B. Alexander, Sigmund H. Goldblum and Peter Schulte shall, by virtue of the Merger, be appointed attorneys-in-fact and authorized and empowered to act, for and on behalf of any or all of the Company Stockholders (with full power of substitution in the premises), in connection with the provisions of Article IX as they relate to the Company and the Company Stockholders generally, and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, (i) to compromise on their behalf with Acquiror any claims asserted thereunder,
(ii) to execute and deliver on behalf of the Company Stockholders any documents or agreements contemplated by or necessary or desirable in connection with this Merger Agreement and (iii) to take such further actions including coordinating and administering post-closing matters related to the rights and obligations of the Company Stockholders as are authorized in this Merger Agreement (the above named representatives, as well as any subsequent representative(s) of the Company Stockholders appointed by the Company Stockholders being referred to herein as the "Stockholders' Representatives"). The Stockholders' Representatives shall not be liable to any Company Stockholder, Acquiror, the Surviving Corporation or their respective Affiliates or any other Person with respect to any action taken or omitted to be taken by the any of Stockholders' Representatives in their role as Stockholders' Representatives under or in connection with this Merger Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Stockholders' Representatives. Acquiror, Acquiror Sub and the Surviving Corporation shall be entitled to rely on such appointment and treat such Stockholders' Representatives, or any one of them, as the duly appointed attorney-in-fact of each Company Stockholder. Each Company Stockholder who votes in favor of the Merger pursuant to the terms hereof, by such vote and without any further action, and each Company Stockholder who receives Merger Consideration in connection with the Merger, by acceptance thereof and without any further action, confirms such appointment and authority. In the event Acquiror receives conflicting instructions from different Stockholders' Representatives, Acquiror shall be permitted to take no action with respect thereto until it receives written instructions signed by all Stockholders' Representatives or directed by court order.

SECTION 2.03 STOCK OPTIONS

    (a) As of the Effective Time, each outstanding Option shall be converted into an option to acquire Acquiror Common Stock as provided in this
Section 2.03. Following the Effective Time, each Option shall continue to have, and shall be subject to, the terms and conditions of each agreement pursuant to which such Option was subject immediately prior to the Effective Time (including, in the case of each Option granted under the Company's 1998 Long Term Incentive Plan, the terms and conditions of the Company's 1998 Long Term Incentive Plan under which such Option was granted), except that: (i) each Option (as converted pursuant to this Section 2.03) shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of
(A) the aggregate number
of shares of Company Common Stock for which such Option was exercisable at the Effective Time, multiplied by (B) the Exchange Ratio, rounded up to the nearest whole share (provided that all references in such Company Stock Option Plans and the agreement under which such Option was granted to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock); and (ii) the exercise price per share of Acquiror Common Stock issuable pursuant to each Option (as converted pursuant to this Section 2.03) shall be equal to the exercise price per share of Company Common Stock under such Option at the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent.

    (b) The assumption and substitution of Options as provided herein shall not give the holders of such Options additional benefits or additional (or accelerated) vesting rights that they did not have immediately prior to the Effective Time or relieve the holders of such Options from any obligations or restrictions applicable to their Options or the shares obtainable upon exercise of the Options. The adjustment provided herein with respect to any Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be, effected in a manner that is consistent with continued treatment of such Options as "incentive stock options" under Section 424(a) of the Code. The duration and other terms of the converted options provided for in this Section 2.03 shall be the same as the Options except that all references to the Company shall be references to Acquiror and references to the Company's Common Stock shall be references to Acquiror Common Stock. Acquiror shall take all corporate action necessary to reserve for issuance, at all times any converted Options provided for in this Section 2.03 are outstanding, a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of such converted Options. The Company will take such action as shall be reasonably necessary (including but not limited to obtaining waivers from holders of Options) so that each Option that was unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable Company Stock Option Plans immediately prior to the Effective Time shall continue to be subject to such vesting, repurchase, forfeiture or other conditions with respect to the Acquiror Common Stock that may be issuable with respect thereto after the occurrence of the Effective Time or the consummation of the transactions contemplated by this Merger Agreement. As of the Effective Time, the Company shall effect the termination of each other outstanding unexpired and unexercised option to purchase shares of Company Common Stock.

SECTION 2.04 CERTAIN ADJUSTMENTS

    If between the date hereof and the Effective Time, the outstanding shares of Company Common Stock or of Acquiror Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of Acquiror Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Merger Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

SECTION 2.05 CLOSING

    Subject to the terms and conditions of this Merger Agreement, the closing of the Merger (the "Closing" and the date of such Closing, the "Scheduled Closing Date") will take place on the second Business Day after the satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in
Article VII of this Merger Agreement at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102, unless another date or place is agreed to in writing by the Parties.

SECTION 2.06 ESCROW STOCK; DETERMINATION OF CLOSING ADJUSTMENT

    (a) ESCROW STOCK. When making the issuances of Acquiror Common Stock pursuant to Section 2.01(a) above, Acquiror shall withhold from the Company Stockholders a number of shares of Acquiror Common Stock equal to the quotient of five percent (5%) of the Transaction Value divided by the Acquiror Stock Price (the "Escrow Stock"). The Escrow Stock will be placed in escrow as security for the performance of the indemnity obligations of the Company Stockholders under Section 9.02 of this Merger Agreement and to pay Acquiror any Closing Adjustment required to be paid to Acquiror pursuant to this
Section 2.06, all pursuant to the terms and conditions of an escrow agreement among Acquiror, the Surviving Corporation, the Stockholders' Representatives and First Union National Bank or another escrow agent designated by Acquiror and reasonably acceptable to the Company (the "Escrow Agent"), in form attached hereto as Exhibit D (the "Escrow Agreement"). The Escrow Stock shall be registered in the name of the Escrow Agent as nominee for the Company Stockholders. The Merger Consideration otherwise distributable as of the Effective Time to each Company Stockholder in connection with the Merger as provided in Section 2.01(a) shall be proportionately reduced to reflect the Escrow Stock required to be deposited in Escrow pursuant to this
Section 2.06(a) and the Escrow Agreement, and such Escrow Stock shall be released to the Company Stockholders or Acquiror, as the case may be, only in accordance with the terms of this Merger Agreement and the Escrow Agreement. The fees of the Escrow Agent shall be paid by Acquiror. On the earlier to occur of
(i) five (5) business days after the final determination of the Closing Adjustment and the Loss Adjustment pursuant to Section 2.06(b) (including, without limitation, final resolution of any disputes with respect thereto) or
(ii) ninety (90) days after Closing, the Escrow Agent shall deliver to the Company Stockholders, pro-rata in accordance with the number of shares of Company Common Stock held by each such Company Stockholder immediately prior to the Effective Time, the Escrow Stock, after deducting therefrom an amount of Escrow Stock having a value equal to the sum (which shall not be less than zero) of the Closing Adjustment, if any, and the Loss Adjustment, if any, and shall deliver to Acquiror an amount of Escrow Stock having a value equal to such sum; PROVIDED, HOWEVER, that in the event of any dispute over the sum of the Closing Adjustment and the Loss Adjustment pursuant to Section 2.06(b), the Escrow Stock having a value equal to the amount of any disputed Closing Adjustment and Loss Adjustment (together with a number of shares of Escrow Stock which are, in Acquiror's reasonable judgment, necessary to cover any expenses of Acquiror necessary to resolve such dispute) need not be delivered until such dispute is finally resolved. For purposes of this Section 2.06, the value of each share of Escrow Stock shall be equal to the Closing Acquiror Stock Price.

    (b) DETERMINATION OF CLOSING ADJUSTMENT AND LOSS ADJUSTMENT. The "Closing Adjustment" shall equal (i) the amount by which the Net Debt of the Company and the Company Subsidiaries as of the Closing Date is greater or less than
(ii) the Estimated Net Debt as set forth in the certificate required to be delivered pursuant to Section 7.02(k) of this Merger Agreement. The "Loss Adjustment" shall equal the amount of any Losses for which Acquiror Indemnified Persons are entitled to indemnification pursuant to Section 9.02. The Company will use its best efforts to close its books and records for the period ending on the Closing Date within five (5) days after the Closing Date and shall deliver to the Acquiror or, at the request of the Acquiror, to Acquiror and Arthur Andersen LLP, such books and records as shall be requested by Acquiror or Arthur Andersen LLP to enable Arthur Andersen LLP to perform an audit of the consolidated financial statements of the Company as of the Closing Date and to determine the amount of the Closing Adjustment and the Loss Adjustment. Upon receipt of such books and records, the Acquiror shall use its best efforts to cause Arthur Andersen LLP to complete an audit of the consolidated financial statements of the Company in order to provide Acquiror the information necessary to calculate the amount of the Closing Adjustment and the Loss Adjustment within sixty (60) days following receipt of the books and records of the Company. Acquiror shall deliver to the Stockholders' Representatives a draft copy of such audited financial statements and the draft determination of the amount of the Closing Adjustment and the Loss Adjustment promptly upon receipt of such items from Arthur Andersen LLP. The Stockholders' Representatives shall have the right to review and copy the computations and review workpapers used in connection with the preparation of the audited financial statements after providing Arthur Andersen LLP with written releases reasonably acceptable to Arthur Andersen LLP and the computation of the Closing Adjustment and the Loss Adjustment. If the Stockholders' Representatives disagree with the determination of the Closing Adjustment or the Loss Adjustment, the Stockholders' Representatives shall so notify the Acquiror in writing within ten (10) days after the date of their receipt of the audited financial statements and the computation of the Closing Adjustment and the Loss Adjustment, specifying in detail any point of disagreement; PROVIDED, HOWEVER, that if the Stockholders' Representatives fail to notify the Acquiror in writing of the Stockholders' Representatives' disagreement within such ten (10) day period, the determination of the Closing Adjustment and the Loss Adjustment shall be final, conclusive and binding on the Parties for purposes of determining the amount of the Escrow Stock to be delivered to Company Stockholders pursuant to this Section 2.06, PROVIDED, FURTHER, HOWEVER, that the sum of the Closing Adjustment and the Loss Adjustment shall not exceed five percent (5%) of the Transaction Value. The Acquiror and the Stockholders' Representatives shall negotiate in good faith to resolve any such disagreement. It is the intent of the Parties hereto that upon final determination of the Closing Adjustment, if any, and the Loss Adjustment, if any, the net amount of such adjustments, provided such amount is in Acquiror's favor, shall be paid to Acquiror from the Escrow Stock pursuant to this section. There shall be no adjustment in the case of a net sum in the Company's favor but the escrow stock shall be distributed to the Company Stockholders as provided above.

    (c) RESOLUTION OF CLOSING ADJUSTMENT. If any such disagreement with respect to the Closing Adjustment cannot be resolved by the Acquiror and the Stockholders' Representatives within fifteen (15) days after the Stockholders' Representatives have received notice from the Acquiror in accordance with
Section 2.06(b) of the existence of such disagreement, the Acquiror and the Stockholders' Representatives shall jointly select a nationally recognized independent public accounting firm (which has not performed any service since January 1, 1996 for either the Company or the Acquiror or any of their respective Affiliates (the "Accounting Firm")), to act as an arbitrator to resolve as expeditiously as possible all points of disagreement with respect to the Closing Adjustment (or, in the event they are unable to agree, either may request the San Diego, CA office of the American Arbitration Association to make such selection, which shall be final and binding on the Parties). All determinations made by the Accounting Firm with respect to the Closing Adjustment shall be final, conclusive and binding on the Parties hereto. Each party shall be responsible for its fees and expenses, as well as one-half of the fees and expenses of the Accounting Firm, incurred in connection with the resolution of the Closing Adjustment; PROVIDED, HOWEVER, that any such fees and expenses incurred on behalf of the Company Stockholders may be paid from any excess Escrow Stock (that is, any Escrow Stock remaining after the final distribution to Acquiror of Escrow Stock, if any, in respect of the Closing Adjustment or the Loss Adjustment) pursuant to the Escrow Agreement.

    (d) RESOLUTION OF LOSS ADJUSTMENT. If any such disagreement with respect to the Loss Adjustment cannot be resolved by the Acquiror and the Stockholders' Representatives within fifteen (15) days after the Stockholders' Representatives have received notice from the Acquiror in accordance with Section 2.06(b) of the existence of such disagreement, the Acquiror and the Stockholders' Representatives shall submit the matter to the San Diego, CA office of the American Arbitration Association ("AAA") for binding arbitration to be conducted in accordance with the AAA commercial arbitration rules in effect at the time such matter is submitted. If any such matter is submitted to the AAA as provided herein, (A) each of the Acquiror and the Stockholders' Representatives will furnish to AAA such workpapers and other documents and information as AAA may request and will be afforded the opportunity to present to AAA any material relevant to the matter, (B) the determination by AAA, as set forth in a notice delivered to the Acquiror and the Stockholders' Representatives by

AAA, will be binding and conclusive on such parties and (C) the non-prevailing party shall be responsible for the fees and expenses incurred in connection with the resolution of the Loss Adjustment; provided, however, that any such fees and expenses that are to be paid by the Company Stockholders may be paid from any excess Escrow Stock (that is, any Escrow Stock remaining after the final distribution to Acquiror of Escrow Stock, if any, in respect of the Closing Adjustment or Loss Adjustment) pursuant to the Escrow Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Except as specifically set forth in the Disclosure Letter delivered by Company to Acquiror prior to the execution and delivery of this Merger Agreement (the "Company Disclosure Letter") and referenced in the Company Disclosure Letter to the Section(s) of this Article III to which such disclosure applies, Company hereby represents, warrants to and agrees with Acquiror and Acquiror Sub as follows, in each case as of the date of this Merger Agreement and as of the Closing Date:

SECTION 3.01 ORGANIZATION AND QUALIFICATION

    Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the corporate power and authority to own, operate and lease its Assets, to carry on its business as currently conducted, to execute and deliver this Merger Agreement and to carry out the transactions contemplated hereby. Company is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Company Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary except where failure to so qualify would not have a Company Material Adverse Effect.

SECTION 3.02 SUBSIDIARIES

    Section 3.02 of the Company Disclosure Letter lists each Company Subsidiary. Neither Company nor any Company Subsidiary has any equity investment or other interest in, nor has Company or any Company Subsidiary made advances or loans to any Person (other than intra-company transactions between or among Company and a Company Subsidiary). Section 3.02 of the Company Disclosure Letter sets forth
(a) the authorized capital stock or other equity interests of each Company Subsidiary and (b) the percentage of the issued and outstanding capital stock or other equity interests of each Company Subsidiary owned by Company. All of such shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are outstanding, fully paid and nonassessable and are owned by Company free and clear of all Encumbrances other than Encumbrances arising under applicable securities Laws. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its state or jurisdiction of incorporation (as listed in Section 3.02 of the Company Disclosure Letter), and has the requisite corporate power and authority to own, operate and lease its Assets and to carry on its business as currently conducted. Each Company Subsidiary is duly qualified to conduct business as a foreign Person and is in good standing in each jurisdiction where the nature of its business or the ownership, operation or the leasing of its Assets makes such qualification necessary except where failure to so qualify would not have a Company Material Adverse Effect.

SECTION 3.03 ARTICLES OF INCORPORATION AND BYLAWS

    Company has furnished to Acquiror a true and complete copy of the certificate or articles of incorporation of Company and each Company Subsidiary, as currently in effect on the date of this Merger Agreement, and a true and correct copy of Company's bylaws and the bylaws of each Company Subsidiary, as currently in effect on the date of this Merger Agreement. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its respective articles of incorporation or bylaws.

SECTION 3.04 CAPITALIZATION

    The authorized capital stock of the Company consists of Seventeen Million (17,000,000) shares of Company Common Stock, of which (i) 2,280,471 shares are designated as Voting Class A Common

Stock and 105,190 shares are designated as Non-Voting Class A Common Stock,
(ii) 1,867,808 shares are designated as Voting Class B Common Stock and 290,873 shares are designated as Non-Voting Class B Common Stock, (iii) 182,939 shares are designated as Voting Class C Common Stock, (iv) 3,681,251 are designated as Voting Class D Common Stock and 756,608 are designated as Non-Voting Class D Common Stock, (v) 91,470 shares are designated as Voting Class E Common Stock,
(vi) 6,000,000 shares are designated as Voting Class F Common Stock,
(vii) 756,608 shares are designated as Non-Voting Class G Common Stock, and
(viii) 986,782 shares of additional classes of stock which may be issued in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon (including, without limitation, voting rights) as may be provided in a resolution or resolutions adopted by the Board of Directors of the Company. Section 3.04 of the Company Disclosure Letter sets forth the names and addresses of all holders of record of Company Common Stock and the number and class of shares held by each such stockholder. No other shares of Company Common Stock have been reserved for any purpose. There are no outstanding securities convertible into or exchangeable for Company Common Stock, any other securities of Company, or any capital stock or other securities of any Company Subsidiary and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Company or any Company Subsidiary. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, registration, repurchase or transfer of Company Common Stock, any other securities of Company, or any capital stock or other securities of any Company Subsidiary, except as contemplated hereunder. Each of the outstanding shares of Company Common Stock and of capital stock of, or other equity interests in, each Company Subsidiary was issued in compliance with all applicable federal and state Laws concerning the issuance of securities. There are no obligations, contingent or otherwise, of Company or any Company Subsidiary to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Person other than Company or any Company Subsidiary. There are no Agreements pursuant to which any Person (other than Company or any Company Subsidiary) is or may be entitled to receive any of the revenues or earnings, or any payment based thereon or calculated in accordance therewith, of Company or any Company Subsidiary. As of the Effective Time, Company shall have only one class of capital stock.

SECTION 3.05 AUTHORITY; BINDING OBLIGATION

    The execution and delivery by Company of this Merger Agreement, the execution and delivery by Company of all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby, other than approval by the Company Stockholders and the approval and adoption of this Merger Agreement by Company in accordance with Delaware Law and Company's certificate of incorporation and bylaws. This Merger Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company (assuming the Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub), enforceable in accordance with its terms, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 3.06 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution, delivery and performance by Company of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or bylaws of Company; (ii) subject to (A) obtaining the requisite approval and adoption of this Merger Agreement by Company Stockholders in accordance with Delaware Law and Company's certificate of incorporation and bylaws and (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act, and the filing and recordation of the Certificate of Merger as required by Delaware Law, conflict with or violate any Law applicable to Company or any Company Subsidiary, or any of their Assets;
(iii) conflict with, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the termination or acceleration, or create in another Person, a put right, purchase obligation or similar right under any Agreement to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their Assets, may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Company or any Company Subsidiary or any of the Assets now owned or hereafter acquired by Company; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have a Company Material Adverse Effect and that would not prevent Company from consummating the Merger on a timely basis.

    (b) The execution, delivery and performance by Company and each Company Subsidiary of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Company and each Company Subsidiary of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act and Laws of other Governmental Entities,
(B) the filing and recordation of the Certificate of Merger as required by Delaware Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have a Company Material Adverse Effect; or
(ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Company or any Company Subsidiary that would have a Company Material Adverse Effect.

    (c) All returns (other than Tax Returns), reports (other than reports required to be filed pursuant to the terms of any Government Contract), statements and other documents required to be filed by the Company or any Company Subsidiary with any Governmental Entity have been filed in a timely manner and complied with and are true, correct and complete in all material respects, except for returns, reports, statements and other documents where the failure to so file would not be reasonably expected to have a Company Material Adverse Effect. All material records of every type and nature relating to the business, operations or Assets of the Company and each Company Subsidiary have been maintained in all material respects in accordance with good business practices and are maintained at the Company or Company Subsidiary.

    (d) No Governmental Entity or any other Person has notified Company or any Company Subsidiary in writing that such Governmental Entity or other Person intends to object to the transactions contemplated hereunder which shall include for this purpose any objection to the operations of the business of Company or any Company Subsidiary as part of Acquiror. The Company is not aware of any fact or circumstance related to it or to any Company Subsidiary that would reasonably be expected to (i) cause the filing of any objection to any application for any Governmental consent required hereunder,
(ii) lead to any delay in processing such application or (iii) require any waiver of any Governmental rule, policy or other applicable law, in each case which would reasonably be expected to materially delay the consummation of the transaction contemplated hereunder.

SECTION 3.07 INTELLECTUAL PROPERTY

    (a) Section 3.07 of the Company Disclosure Letter sets forth an accurate, correct and complete list, as of the date hereof, of (i) all Intellectual Property (other than non-registered copyrights) of Company or any Company Subsidiaries, (ii) all Software of Company or any Company Subsidiary that has been expensed, if the cost of such Software was greater than $100,000, and all Software of Company or any Company Subsidiary capitalized on Company's books and records at any time within the last three (3) fiscal years, (iii) all Software of Company or any Company's Subsidiary sold or licensed to Persons by Company or any Company Subsidiary at any time within the last three (3) fiscal years and
(iv) all pending Software development projects approved by senior management of Company which, if completed as currently anticipated by Company, would be required to be listed on Section 3.07 of the Company Disclosure Letter pursuant to clauses (ii) and (iii) above, together with an identification of the division undertaking such projects. Prior to the Closing, Company will provide to Acquiror an accurate, correct and complete list and make available to Acquiror at Company's offices, accurate, correct and complete copies of all written Agreements with respect to Intangible and Other Property and written summaries of each oral Agreement with respect to Intangible and Other Property entered into by Company or any Company Subsidiary from the date hereof through the Closing Date of a type that is described in this Section 3.07(a).

    (b) Company and Company Subsidiaries own, have licensed or otherwise have the right to use all Intangible and Other Property used in the business of Company and Company Subsidiaries, as presently conducted or as proposed to be conducted, except for such Intangible and Other Property the loss of the use of which is not reasonably likely, individually or in the aggregate (together with the items set forth in Section 3.07 of the Company Disclosure Letter), to have a Company Material Adverse Effect. To the knowledge of Company, except as specifically noted in Section 3.07 of the Company Disclosure Letter, none of the Software owned, licensed or used by Company or any Company Subsidiary is owned by or licensed from any employees of Company or any Company Subsidiary.

    (c) (i) The use of the Intangible and Other Property by Company or any Company Subsidiary does not infringe upon or otherwise violate the rights of any third party in or to such Intangible and Other Property (except as any Commercial Software licensed or sold to Company or any Company Subsidiary by unrelated Persons may involve such infringement or violation) and (ii) no claim has been asserted, and Company is not aware of any claim which can be asserted, by any Person against Company or Company Subsidiaries with respect to the use of any item of Intangible and Other Property challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate (together with the items set forth in Section 3.07 of the Company Disclosure Letter), to have a Company Material Adverse Effect. Unless specifically noted in Section 3.07 of the Company Disclosure Letter, no employee of Company or any Company Subsidiary has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property of Company or any Company Subsidiary. Unless specifically noted in Section 3.07 of the Company Disclosure Letter, no Person (other than employees of Company or any Company Subsidiary) has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property, except for such rights which are not reasonably likely, individually or in the aggregate (together with the items set forth in Section 3.07 of the Company Disclosure Letter), to have a Company Material Adverse Effect. The Merger will not violate any provision of any Agreements relating to any of the Intangible or Other Property. Each of Company and Company Subsidiaries has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and Software, and to maintain the confidentiality of all confidential information, that it owns or uses and are not aware of any unauthorized disclosure of confidential information.

SECTION 3.08 FINANCIAL STATEMENTS AND CONDITION

    (a) Company has prepared the audited consolidated balance sheets of Company and the Company Subsidiaries as of the end of the fiscal periods ending
February 28, 1997, December 31, 1997, December 31, 1998 and December 31, 1999 (collectively, the "Company Audited Balance Sheet") and the audited consolidated statements of income, Company's and the Company Subsidiaries' equity and changes in financial position for each of such fiscal years in each case audited by Ernst & Young LLP, the Company's independent public accountants, in accordance with generally accepted auditing standards (other than the report and notes thereto in the case of the fiscal period ending December 31, 1999) and accompanied by the related report of Ernst & Young LLP (such balance sheets and such consolidated statements of income, Company's equity and changes in financial position are hereinafter referred to collectively as the "Company Financial Statement"). A true and complete copy of the Company Financial Statement has been delivered to Acquiror and is attached as an exhibit to, and constitutes an integral part of, the Company Disclosure Letter.

    (b) The Company Financial Statement, including, without limitation, the notes thereto (other than the notes to the December 31, 1999 financial statement which will be provided to Acquiror prior to the Effective Time), (i) has been prepared in accordance with the books and records of Company and its Subsidiaries and (ii) presents fairly in all material respects the consolidated financial position of Company and its Subsidiaries at the respective dates thereof and their consolidated results of operations and cash flows for the periods indicated, in accordance with GAAP applied throughout the periods involved (except as noted therein).

SECTION 3.09 ABSENCE OF CERTAIN DEVELOPMENTS

    Since December 31, 1999:

    (a) the business of Company and each Company Subsidiary has been conducted in all material respects only in the Ordinary Course of Business;

    (b) neither Company nor any Company Subsidiary has become liable in respect of any guarantee or has incurred or otherwise become liable in respect of any debt, except for borrowings, letters of credit and bankers' acceptances in the Ordinary Course of Business under credit facilities in existence on December 31, 1999;

    (c) neither Company nor any Company Subsidiary has mortgaged, pledged or subjected to any lien any of their respective property, business or assets, except for Permitted Encumbrances or purchase money or similar security interests granted in connection with the purchase of equipment or supplies in the Ordinary Course of Business in an amount not exceeding $100,000 in the aggregate;

    (d) neither Company nor any Company Subsidiary has made any declaration, setting aside or payment of any dividend or other distribution with respect to, or repurchase of, any of their respective capital stock or other equity interests;

    (e) neither Company nor any Company Subsidiary has (i) acquired or leased from any other Person any material assets, or sold or leased to any other Person or otherwise disposed of any material assets (in each case except for assets acquired or sold in the Ordinary Course of Business in connection with goods and services provided to customers); (ii) entered into any contractual obligation relating to (A) the purchase or sale of any capital stock, partnership interest or other equity interest in any

Person, (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination; (iii) entered into or amended any lease of real property or material personal property (whether as lessor or lessee); (iv) canceled or compromised any debt or claim other than accounts receivable in the Ordinary Course of Business; (v) sold, transferred, licensed or otherwise disposed of any material intangible assets other than in the Ordinary Course of Business; (vi) waived or released any right of substantial value; (vii) instituted, settled or agreed to settle any material action; or
(viii) entered into or consummated any transaction with any Affiliate;

    (f) there has been no loss, destruction or damage to any material item of property of Company or any Company Subsidiary, whether or not insured, which has had or could reasonably be expected to have a Company Material Adverse Effect;

    (g) other than in the Ordinary Course of Business and consistent with past practices, neither Company nor any Company Subsidiary has made any changes in the rate of compensation payable or paid, or agreed or orally promised to pay, conditionally or otherwise, any extra compensation, or severance or vacation pay, to any director, officer, employee, consultant or agent of Company or any Company Subsidiary;

    (h) neither Company nor any Company Subsidiary has made any change in
(x) its methods of accounting or accounting practices, except as required by GAAP, or (y) its pricing policies or payment or credit practices or failed to pay any creditor any amount owed to such creditor when due or granted any extensions or credit other than in the Ordinary Course of Business;

    (i) neither Company nor any Company Subsidiary has terminated or closed any facility, business or operation which is material to the Company and the Company Subsidiaries, taken as a whole;

    (j) neither Company nor any Company Subsidiary has made any loan, advance or capital contributions to, or any other investment in, any Person other than loans in the Ordinary Course of Business;

    (k) neither Company nor any Company Subsidiary has adopted or increased any benefits under any Plan in any material manner;

    (l) neither Company nor any Company Subsidiary has written up or written down any of its respective material assets; and

    (m) neither Company nor any Company Subsidiary has entered into any contractual obligation to do any of the things referred to elsewhere in this
Section 3.09.

SECTION 3.10 ABSENCE OF UNDISCLOSED LIABILITIES

    To the knowledge of Company, there are no liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) of Company or any Company Subsidiary, including but not limited to liabilities for Taxes and that are not reflected, or reserved against, in the Company Financial Statement, except for those that may have been incurred after December 31, 1999 in the Ordinary Course of Business or that would not be reasonably be expected to have a Company Material Adverse Effect. Since December 31, 1999, neither Company nor any Company Subsidiary has incurred any liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown) other than in the Ordinary Course of Business or those which would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11 LITIGATION; DISPUTES

    (a) Company has not received notice of, and there is no pending, or, to the knowledge of Company, threatened, action, suit, claim, arbitration, proceeding or investigation against, affecting or involving Company or any Company Subsidiary or their respective businesses or Assets, or the transactions contemplated by this Merger Agreement, at law or in equity, or before or by any domestic or foreign court, arbitrator or Governmental Entity that, alone or in the aggregate, would have a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is (i) operating under or subject to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby or (ii) in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or Governmental Entity which default would reasonably be expected to have a Company Material Adverse Effect.

    (b) Company and each Company Subsidiary have complied and are in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Company and each Company Subsidiary and their respective businesses or Assets, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, zoning and other matters, the failure to comply with which, in each case, or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Company and each Company Subsidiary have obtained and hold all permits, licenses and approvals (none of which has been materially modified or rescinded and all of which are in full force and effect) from all government authorities necessary in order to own, use and maintain their respective Assets and to conduct their respective businesses as presently conducted, which the failure to obtain and hold would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.12 REAL PROPERTY LEASES; REAL PROPERTY

    (a) Section 3.12 of the Company Disclosure Letter lists each real property lease under which Company or any Company Subsidiary is the lessee or lessor. Company and each Company Subsidiary are the owners and holders of the leasehold estates purported to be granted to them by the leases listed in Section 3.12 of the Company Disclosure Letter. Each such lease is in full force and effect and, to the knowledge of Company, constitutes a legal, valid and binding obligation of, and is legally enforceable in all material respects against, the respective parties thereto. Company and each Company Subsidiary have in all material respects performed all material obligations thereunder required to be performed by any of them to date. To the knowledge of Company, no party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default.
Section 3.12 of the Company Disclosure Letter lists and describes any Real Property in which Company or any Company Subsidiary holds an interest.

    (b) Section 3.12 of the Company Disclosure Letter lists and sets forth a description for all the Real Property, specifying the owner of each parcel thereof, and all such Real Property is suitable and adequate for the uses for which it is currently devoted.

    (c) Company and the Company Subsidiaries are the sole owners of good, valid, fee simple, marketable and insurable (at standard rates) title to the Real Property respectively owned by them, including, without limitation, all buildings, structures, fixtures and improvements thereon and all equipment, machinery and personal property therein, in each case free and clear of all Encumbrances, except as would not materially detract from the use of the Real Property.

    (d) All buildings, structures, fixtures and other improvements on the Real Property are in good repair, free of defects (latent or patent), and fit for the uses to which they are currently devoted. All such buildings, structures, fixtures and improvements on the Real Property conform to all Laws. The buildings, structures, fixtures and improvements on each parcel of the Real Property lie entirely within the boundaries of such parcel of the Real Property, and no structures of any kind encroach on the Real Property, except as would not materially detract from the use of the Real Property.

    (e) None of the Real Property is subject to any Agreement or other restriction of any nature whatsoever (recorded or unrecorded) preventing or limiting Company's or any Company Subsidiary's right to convey or to use it for its intended use.

    (f) The Real Property has direct and unobstructed access to electric, gas, water, sewer and telephone lines, all of which are adequate for the uses to which the Real Property is currently devoted and intended to be devoted.

SECTION 3.13 OTHER AGREEMENTS; NO DEFAULT

    Sections 3.12 and 3.13 of the Company Disclosure Letter list each Agreement (other than (w) Agreements solely between Company and any Company Subsidiary,
(x) Government Contracts, (y) Agreements which are purchase or task orders under a Company Contract and (z) real property leases identified in Section 3.12, to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary, or any of their respective Assets, is bound, and which
(i) involves expenditures or receipts by Company or any Company Subsidiary (other than contracts, commitments or Agreements which do not require payments or yield receipts of more than $250,000 in any twelve (12) month period or more than $1,000,000 in the aggregate); or (ii) contain covenants that limit the freedom of Company or any Company Subsidiary to engage in a line of business or to compete with any third party (Agreements listed pursuant to clauses (i) and (ii) above, collectively the "Company Contracts"). Each Company Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Company Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied with all of the provisions of such Company Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Company Contract in each case which would reasonably be expected to have a Company Material Adverse Effect. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Company Contract to comply with all material provisions thereof which default or failure to perform would reasonably be expected to have a Company Material Adverse Effect, (B) any default by Company or, to the knowledge of Company, any other party thereunder, which default or failure to perform would reasonably be expected to have a Company Material Adverse Effect or (C) to the knowledge of Company (X) any cancellation thereof in writing which has not been cured or
(Y) any outstanding dispute thereunder which has not been cured. Neither Company nor any Company Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any Company Subsidiary.

SECTION 3.14 LABOR RELATIONS

    There are no collective bargaining or other labor union Agreements to which Company or any Company Subsidiary is a party. There are, and for the past two
(2) years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the knowledge of Company, threatened between Company or any Company Subsidiary and (a) any current or former employees of Company or any Company Subsidiary except where such activity or lawsuits would not reasonably be expected to have a Company Material Adverse Effect or (b) any union or other collective bargaining unit representing such employees. Company and each Company Subsidiary have complied and are in compliance with all Laws relating to employment or the workplace, including, without limitation, Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know, except where the failure so to comply would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.15 PENSION AND BENEFIT PLANS

    (a) Company has delivered to Acquiror prior to the execution of this Merger Agreement true and complete copies (or written descriptions, where no written plan exists) (and, where applicable, the most recent actuarial, valuation or annual (Form 5500 with attachments) reports with respect thereto) of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, employment agreements of executive officers or change in control agreements, medical, vision, dental or other health plans, life insurance plans and other employee benefit plans or fringe benefit plans, programs, arrangements or Agreements, including, without limitation, all Company Benefit Plans. No Company Benefit Plan is or has been a Multiemployer Plan or could subject Company or any Company Subsidiary to liability under Sections 4063 or 4064 of ERISA. Company has set forth in the Company Disclosure Letter (i) a list of all of the Company Benefit Plans, (ii) a list of the Company Benefit Plans that are Company Pension Plans, (iii) a list of the Company Benefit Plans that are Company Stock Plans, and (iv) a list of the number of shares covered by, exercise prices for, and holders of, all stock options granted and available for grant under the Company Stock Plans.

    (b) From their inception, all Company Benefit Plans have been and are in material compliance (in form and in operation) with the applicable terms of ERISA and the Code and any other applicable Laws, including the terms of such plans.

    (c) All liabilities (contingent or otherwise) under any Company Benefit Plan are fully accrued or reserved against in the Company Financial Statement in accordance with GAAP. Each Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code satisfies the minimum funding standards (without regard to any waiver) provided for in Section 412 of the Code.

    (d) Neither Company nor any Company Subsidiary has any obligations for retiree health or other welfare benefits for retirees under any Company Benefit Plan or otherwise except as required by Section 4908(b) of the Code and Sections 601-608 of ERISA, and there are no restrictions on the rights of Company or any Company Subsidiary to unilaterally amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

    (e) Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, golden parachute or otherwise) becoming due to any person under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

    (f) Each Company Benefit Plan which is intended to be qualified under
Section 401(a) or 401(k) of the Code or qualified as a voluntary employees' beneficiary association under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred that could adversely affect such qualified or exempt status.

    (g) Company and each Company Subsidiary have not incurred any material liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such material liability as a result of actions taken or not taken prior to the consummation of the Merger.

SECTION 3.16 TAXES AND TAX MATTERS

    (a) The Company and each Company Subsidiary have paid, or reserved in accordance with GAAP, all Taxes due and payable by any of them for or with respect to all periods up to and including the date hereof (without regard to whether or not such Taxes are or were disputed), whether or not shown on any Tax Return.

    (b) The Company and each Company Subsidiary have filed on a timely basis all material Company Tax Returns that it was required to file. All such Company Tax Returns were accurate and complete in all material respects. None of Company or any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return which has not yet been filed. No written claim has ever been made (which has not been satisfactorily resolved) by an authority in a jurisdiction where Company or any Company Subsidiary does not file Company Tax Returns that any one of them is or may be subject to taxation by that jurisdiction. None of Company or any Company Subsidiary has given any currently effective waiver of any statute of limitations in respect of Taxes or agreed to any currently effective extension of time with respect to a Tax assessment or deficiency. There are no security interests on any of the assets of Company or any Company Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax except for Permitted Encumbrances.

    (c) Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

    (d) None of Company or any Company Subsidiary has knowledge of any facts or circumstances which could give rise to a reasonable expectation that any authority may assess any additional Taxes for any period for which Company Tax Returns have been filed. There is no dispute or claim concerning any liability for Taxes of Company or any Company Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which Company has knowledge based upon personal contact with any agent of such authority. Company and each Company Subsidiary has delivered to the Acquiror copies of, and Section 3.16 of the Company Disclosure Letter sets forth a complete and accurate list of, Company Tax Returns filed with respect to the taxable periods of Company and any Company Subsidiary ended on or after December 31, 1996; indicates those Company Tax Returns that have been audited; and indicates those Company Tax Returns that currently are the subject of an audit.

    (e) The unpaid Taxes of Company and any Company Subsidiary (i) did not, as of the date of any financial statements of Company and the Company Subsidiaries furnished to Acquiror pursuant to Section 3.08 of this Merger Agreement, exceed the reserve for any Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the such financial statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company or any Company Subsidiary in filing their Company Tax Returns.

    (f) None of Company or any Company Subsidiary has filed a consent under
Section 341(f) of the Code, concerning collapsible corporations. None of Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and each Company Subsidiary has disclosed on its federal income Company Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income

Tax within the meaning of Section 6662 of the Code. None of Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement. None of Company or any Company Subsidiary (A) has been a member of an "affiliated group," as defined in Section 1504(a) of the Code, filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or
(B) has any Liability for the Taxes of any Person (other than any of Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

SECTION 3.17 INSURANCE

    Section 3.17 of the Company Disclosure Letter lists all policies of title, asset, fire, hazard, casualty, liability, life, worker's compensation and other forms of insurance of any kind owned or held by Company or any Company Subsidiary. All such policies: (a) are with insurance companies reasonably believed by Company to be financially sound and reputable; (b) to the knowledge of Company are in full force and effect; (c) are sufficient for compliance in all material respects by Company and by each Company Subsidiary with all requirements of Law and of all Agreements to which Company or any Company Subsidiary is a party; (d) to the knowledge of the Company are valid and outstanding policies enforceable against the insurer; (e) insure against risks of the kind customarily insured against and in amounts customarily carried by companies similarly situated and by companies engaged in similar businesses and owning similar Assets; and (f) have the policy expiration dates set forth in
Section 3.17 of the Company Disclosure Letter.

SECTION 3.18 ARRANGEMENTS WITH RELATED PARTIES

    No present or former officer, director, stockholder or Person known by the Company to be an Affiliate of the Company or the any Company Subsidiary, nor any Person known by the Company to be an Affiliate of such Person, is currently a party to any transaction or agreement with the Company or any Company Subsidiary, including any agreement providing for any loans, advances, the employment of, furnishing of services by, rental of its Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

SECTION 3.19 BOOKS AND RECORDS

    The books of account, stock records, minute books and other corporate and financial records of Company and each Company Subsidiary are complete and correct in all material respects and have been maintained in accordance with reasonable business practices for companies similar to Company and each Company Subsidiary (except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect), and Company and each Company Subsidiary will have prior to Closing prepared and made available to Acquiror the minutes for all meetings of the Board of Directors and/or stockholders of the Company and each Company Subsidiary held as of the date hereof (or written consents in lieu of such meetings).

SECTION 3.20 ASSETS

    Company and each Company Subsidiary have good, valid and marketable title to all Assets respectively owned by them, including, without limitation, all material Assets reflected in the Company Financial Statement and all Assets acquired by Company or by any Company Subsidiary since December 31, 1999 (except for Assets reflected in the Company Financial Statement or acquired since such date which have been sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Encumbrances other than Permitted Encumbrances. All material personal property of Company and each Company Subsidiary is in good operating condition and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used. All material Inventory of Company and each Company Subsidiary (i) consists of items which are good and merchantable and of a quality and quantity presently usable and salable in the Ordinary Course of Business and (ii) have been reflected in the Company Financial Statement in accordance with GAAP.

SECTION 3.21 BOARD RECOMMENDATION

    The Board of Directors of Company has unanimously adopted, in compliance with Delaware Law, a resolution advising, authorizing, approving and adopting this Merger Agreement and the transactions contemplated hereby, and recommending approval and adoption of this Merger Agreement and the transactions contemplated hereby by the Company Stockholders.

SECTION 3.22 DIRECTORS AND OFFICERS

    Section 3.22 of the Company Disclosure Letter lists all current directors and officers of Company and each Company Subsidiary, showing each such person's name, positions, annual remuneration, bonuses and fringe benefits paid by Company or any Company Subsidiary for the current fiscal year and the most recently completed fiscal year.

SECTION 3.23 [INTENTIONALLY OMITTED]

SECTION 3.24 ENVIRONMENTAL MATTERS

    Each of the Company and each Company Subsidiary is in material compliance with all Environmental Laws except where the failure to comply would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any material liability under any Environmental Law, nor is any of the Company or any Company Subsidiary responsible for any liability of any other person under any Environmental Law except for any material liability which would not reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, legal proceedings or other proceedings based on, and neither the Company nor any Company Subsidiary directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the real property owned or leased by the Company or any Company Subsidiary (the "Real Property") of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; or (iv) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's or any Company Subsidiary's activities involving Hazardous Materials, which in each case, or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.25 [INTENTIONALLY OMITTED]

SECTION 3.26 GOVERNMENT CONTRACTS AND OTHER COMMITMENTS

    (a) Except as disclosed in Section 3.26 of the Company Disclosure Letter, to the knowledge of the Company, with respect to Government Contracts held by the Company or any of its Subsidiaries, there is, as of the date hereof, no
(i) civil fraud or criminal investigation by any government investigative agency, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Company Subsidiaries, (iii) request by the government for a contract price adjustment based on a claimed disallowance by any governmental agency or at the direction of a governmental entity or written notice of defective pricing other than as reserved for on the Company Financial Statement in accordance with GAAP,
(iv) claim or equitable adjustment by the Company or any Company Subsidiaries against the U.S. Government or any third party in excess of $500,000,
(v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, or (vi) notice of contract termination, cure notice or show cause notice.

    (b) Each Government Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against Company and, to the knowledge of Company, the Government Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law). Company has complied with all of the provisions of such Government Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by Company and its performance hereunder will not cause, or result in, a breach or default under any Government Contract in each case. There has not been (A) any failure by Company or, to the knowledge of Company, any other party to any such Government Contract to comply with all material provisions thereof which default or failure to perform would have a Company Material Adverse Effect, (B) any default by Company or, to the knowledge of Company, any other party thereunder, which default or failure to perform would not have a Company Material Adverse Effect or (C) to the knowledge of Company (X) any written cancellation thereof which has been cured or (Y) any outstanding dispute thereunder which has not been cured. Neither Company nor any Company Subsidiary is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person other than any Company Subsidiary.

    (c) For the purposes of this Merger Agreement, with respect to any party, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, change order, Bid or other arrangement of any kind between such party or any of its Subsidiaries and
(i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above. For the purposes of this Merger Agreement, with respect to any party, "Bid" means any quotation, bid or proposal made by such party or any of its Subsidiaries that if accepted or awarded would lead to a contract with the U.S. Government or any other person for the design, manufacture and sale of products or the provision of services.

SECTION 3.27 RELATIONS WITH GOVERNMENTS

    Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, any of the Company's or any Company Subsidiary's officers, directors, employees or agents (or stockholders, distributors, representatives or other persons acting on the express, implied or apparent authority of the Company or any Company Subsidiary) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful payment of money or other thing of value, any unlawful discount, or any other unlawful inducement, to or from any person or Governmental Entity in the United States or elsewhere in connection with or in furtherance of the business of the Company or any Company Subsidiary (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official, political party (or official thereof) or candidate for political office for the purposes of influencing any act, decision or omission in order to assist the Company or any Company Subsidiary in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes); except for minimal payments, discounts or inducements which would not reasonably be expected to have a Company Material Adverse Effect. Neither the business of the Company nor any Company Subsidiary is in any manner dependent upon the making or receipt of such payments, discounts or other inducements except for minimal payments, discounts or inducements which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has otherwise taken any action that would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Laws of similar effect.

SECTION 3.28 BROKER'S FEES

    Neither the Company nor any Company Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions contemplated by this Merger Agreement.

SECTION 3.29 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS

    The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Acquiror Common Stock to be issued in the Merger will be registered under the Securities Act (including any amendments or supplements, the "Registration Statement") shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company or required to be supplied by the Company (except to the extent revised or superseded by amendments or supplements) for inclusion in the proxy statement relating to the Company Stockholders Meeting (such proxy statement, together with the prospectus relating to the shares of Acquiror Common Stock to be issued in the Merger, in each case as amended or supplemented from time to time, the "Proxy Statement/ Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of the Company for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Acquiror which is contained in or omitted from any of the foregoing documents.

SECTION 3.30 [INTENTIONALLY OMITTED]

SECTION 3.31 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

    All material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge the Company's investments in foreign subsidiaries, whether entered into for the account of the Company or any Company Subsidiary, were entered into in the Ordinary Course of Business and, to the Company's knowledge, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and at the date hereof, and in all material respects are valid and binding obligations of the Company or a Company Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect in all material respects. The Company and each Company Subsidiary has duly performed in all material respects its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

SECTION 3.32 POOLING /TAX MATTERS

    (a) Neither Company nor any of its "affiliates" (as defined in Section 5.12) has taken or has agreed to take any action or failed to take any action that would prevent the Merger from (i) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (ii) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (b) At or prior to the date hereof, Company has received a draft of the letter described in Section 7.02(h)(i).

SECTION 3.33 DISCLOSURE

    No representation or warranty of the Company in this Merger Agreement when read together with the information in the Section of the Company Disclosure Letter applicable thereto is misleading with respect to any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

    Except as specifically set forth in the Disclosure Letter delivered by Acquiror and Acquiror Sub to Company prior to the execution and delivery of this Merger Agreement (the "Acquiror Disclosure Letter") and referenced in the Acquiror Disclosure Letter to the Section(s) of this Article IV to which such disclosure applies, Acquiror and Acquiror Sub hereby jointly and severally represent, warrant to and agree with Company as follows, in each case as of the date of this Merger Agreement and as of the Closing Date:

SECTION 4.01 ORGANIZATION AND QUALIFICATION

    Acquiror and each Subsidiary of Acquiror (each a "Titan Subsidiary" and collectively the "Titan Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the corporate power and authority to own, operate and lease its Assets, and to carry on its business as currently conducted. Acquiror and each Titan Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing in the states, countries and territories listed in the Acquiror Disclosure Letter and in each jurisdiction where the nature of its business or the ownership, operation or leasing of its Assets makes such qualification necessary except where failure to so qualify would not reasonably be expected to have an Acquiror Material Adverse Effect.

SECTION 4.02 CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

    Acquiror has furnished to Company a true and complete copy of the certificate of incorporation of Acquiror and the certificate of incorporation of Acquiror Sub, as currently in effect on the date of this Merger Agreement, certified as of a recent date by the Secretary of State of Delaware and a true and complete copy of the bylaws of Acquiror and Acquiror Sub. Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its respective certificate of incorporation or bylaws.

SECTION 4.03 CAPITALIZATION

    The authorized capital stock of Acquiror consists of one hundred million (100,000,000) shares of Acquiror Common Stock and two million five hundred thousand (2,500,000) shares of preferred stock, par value $.01 per share ("Acquiror Preferred Stock"). As of March 15, 2000: (i) 50,618,107 shares of Acquiror Common Stock were issued and outstanding; (ii) 693,300 shares of Acquiror Preferred Stock were issued and outstanding; (iii) 1,000,000 shares of Acquiror Common Stock were reserved for issuance upon the exercise of outstanding employee stock options or other rights to purchase or receive Acquiror Common Stock granted under Acquiror's Stock Option Plan of 1997 or under any other Acquiror Employee Stock Option Plan (collectively, the "Acquiror Stock Option Plan"); (iv) 500,000 shares of Acquiror Common Stock were reserved for issuance pursuant to Acquiror's Employee Stock Purchase Plan (the "Acquiror Stock Purchase Plan"); and (v) 1,119,465 shares of Acquiror Common Stock were held by Acquiror in Acquiror's treasury. No other shares of Acquiror Common Stock have been reserved for any purpose. Except as described above, there are no outstanding securities convertible into or exchangeable for Acquiror Common Stock, any other securities of any Acquiror, or any capital stock or other securities of any Acquiror Subsidiary and no outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of such stock or other securities of Acquiror or any Acquiror Subsidiary.

SECTION 4.04 AUTHORITY; BINDING OBLIGATION

    The execution and delivery by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Merger Agreement and the other Agreements, documents, certificates or other instruments contemplated hereby, or to consummate the transactions contemplated hereby and thereby. This Merger Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of each of Acquiror and Acquiror Sub (assuming the Merger Agreement has been duly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company), enforceable in accordance with its terms, except as such enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally and subject to the effect of general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.05 NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provision of, the certificate of incorporation or the bylaws of Acquiror, or the certificate of incorporation or the bylaws of Acquiror

Sub; (ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, the applicable Governmental Entity pursuant to the applicable requirements, if any, of the HSR Act and the filing and recordation of the Certificate of Merger as required by Delaware Law, conflict with or violate any Law applicable to Acquiror or Acquiror Sub or any of their respective Assets; (iii) conflict with, result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under any Agreement to which Acquiror or Acquiror Sub is a party or by which Acquiror or Acquiror Sub or any of their respective Assets may be bound; or (iv) result in or require the creation or imposition of, or result in the acceleration of, any indebtedness or any Encumbrance of any nature upon, or with respect to, Acquiror or Acquiror Sub; except for any such conflict or violation described in clause (ii) above, any such conflict, breach or default described in clause (iii) above, or any such creation, imposition or acceleration described in clause (iv) above that would not have an Acquiror Material Adverse Effect and that would not prevent Acquiror or Acquiror Sub from consummating the Merger on a timely basis.

    (b) The execution, delivery and performance by Acquiror and Acquiror Sub of this Merger Agreement and all other Agreements, documents, certificates or other instruments contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby, do not and will not: (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Person not party to this Merger Agreement, except (A) pursuant to the applicable requirements, if any, of the HSR Act, (B) the filing and recordation of the Certificate of Merger as required by Delaware Law and (C) where the failure to obtain any consent, approval, authorization or permit or to make any filing or notification otherwise required to be disclosed hereunder would not have an Acquiror Material Adverse Effect; or
(ii) result in or give rise to any penalty, forfeiture, Agreement termination, right of termination, amendment or cancellation, or restriction on business operations of Acquiror or Surviving Corporation that would have an Acquiror Material Adverse Effect.

SECTION 4.06 NO PRIOR ACTIVITIES OF ACQUIROR SUB

    Acquiror Sub was formed solely for the purpose of engaging in the transactions contemplated by this Merger Agreement and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.07 SEC FILINGS; FINANCIAL STATEMENTS

    (a) Acquiror has filed all forms, reports, statements and other documents required to be filed with the SEC since January 1, 1997, and has heretofore delivered to the Company, in the form filed with the SEC since such date, together with any amendments thereto, all of its (i) Annual Reports on Form 10-K, (ii) Quarterly Reports on Form 10-Q, (iii) proxy statements relating to meetings of stockholders (whether annual or special), (iv) reports on Form 8-K and (v) other reports or registration statements filed by Acquiror and such Acquiror Subsidiaries (collectively, the "Acquiror SEC Reports"). As of their respective filing dates, the Acquiror SEC Reports (i) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) The audited consolidated financial statements and unaudited interim financial statements of Acquiror included in the Acquiror SEC Reports, including all related notes and schedules, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the Acquiror SEC Reports (or incorporated by reference therein) present fairly in all material respects the consolidated financial position of Acquiror and the Acquiror Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Acquiror and the Acquiror Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

SECTION 4.08 NO UNDISCLOSED LIABILITIES

    To the knowledge of Acquiror, neither Acquiror nor any of the Titan Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except: (a) liabilities or obligations reflected in the Acquiror SEC Reports; (b) liabilities or obligations incurred since September 30, 1999, in the Ordinary Course of Business that have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), an Acquiror Material Adverse Effect; and
(c) liabilities or obligations that have not had, and are not reasonably likely to have (without taking into account the effects of the consummation of the Merger), an Acquiror Material Adverse Effect.

SECTION 4.09 ABSENCE OF CERTAIN CHANGES OR EVENTS

    Since September 30, 1999, except as contemplated by this Merger Agreement or as disclosed in any Acquiror SEC Report filed since September 30, 1999, Acquiror and the Titan Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any change in the business, operations, properties, condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) of Acquiror or any Titan Subsidiary having, individually or in the aggregate, an Acquiror Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of its capital stock or any redemption, purchase or other acquisition of any of its securities, or (c) any agreement by Acquiror or any Titan Subsidiary to take any of the actions described in this Section 4.09 except as expressly contemplated by this Merger Agreement.

SECTION 4.10 ABSENCE OF LITIGATION

    Except as set forth in the Acquiror SEC Reports, there are: (a) no claims, actions, suits, investigations, or proceedings pending or, to Acquiror's knowledge, threatened against Acquiror or any of the Titan Subsidiaries before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have an Acquiror Material Adverse Effect or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby; and (b) no orders of any Governmental Entity or arbitrator outstanding against Acquiror or any Titan Subsidiary that would reasonably be likely to have an Acquiror Material Adverse Effect or that would prevent or enjoin, or delay in any material respect, consummation of the Merger or the transactions contemplated hereby.

SECTION 4.11 CERTAIN PRACTICES

    Except as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect, none of Acquiror or any Titan Subsidiary or any director, officer, agent, consultant or employee of Acquiror or any Titan Subsidiary has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Acquiror or any Titan Subsidiary, that was illegal under any federal, state or local Laws of the United States or any other country having jurisdiction; (c) made any payment to any customer or supplier of Acquiror or any Titan Subsidiary or any officer, director, partner, employee, consultant or agent of any such customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee, consultant or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee, consultant or agent, in respect of the business of Acquiror or any Titan Subsidiary; (d) made any other unlawful payment; or (e) established or maintained any fund or asset that has not been appropriately recorded in the books and records of Acquiror that would be in violation of law.

SECTION 4.12 GOVERNMENT CONTRACTS

    To the knowledge of Acquiror, with respect to Government Contracts held by Acquiror or any of the Titan Subsidiaries, there is, as of the date hereof, no
(i) civil fraud or criminal investigation by any government investigative agency that is reasonably likely to have an Acquiror Material Adverse Effect,
(ii) suspension or debarment proceeding (or equivalent proceeding) against the Acquiror or any Titan Subsidiaries that is reasonably likely to have an Acquiror Material Adverse Effect, (iii) request by the government for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or claim of defective pricing, (iv) claim or equitable adjustment by the Acquiror or any Titan Subsidiaries against the U.S. Government or any third party in excess of $500,000, (v) written notice challenging, questioning or disallowing any cost(s) in excess of $500,000, or (vi) notice of contract termination, cure notice or show cause notice.

SECTION 4.13 INTELLECTUAL PROPERTY

    (a) Acquiror and Titan Subsidiaries own, have licensed or otherwise have the right to use all Intangible and Other Property used in the business of Acquiror and Titan Subsidiaries, as presently conducted or as proposed to be conducted, except for such Intangible and Other Property the loss of the use of which is not reasonably likely, individually or in the aggregate, to have a Acquiror Material Adverse Effect. To the knowledge of Acquiror, except as specifically noted in Section 4.13 of the Acquiror Disclosure Letter, none of the Software owned, licensed or used by Acquiror or any Titan Subsidiary is owned by or licensed from any employees of Acquiror or any Titan Subsidiary.

    (b) (i) The use of the Intangible and Other Property by Acquiror or any Titan Subsidiary does not infringe upon or otherwise violate the rights of any third party in or to such Intangible and Other Property (except as any Commercial Software licensed or sold to Acquiror or any Titan Subsidiary by unrelated Persons may involve such infringement or violation) and (ii) except as set forth in Section 4.13 of the Acquiror Disclosure Letter, no claim has been asserted, and Acquiror is not aware of any claim which can be asserted, by any Person against Acquiror or Titan Subsidiaries with respect to the use of any item of Intangible and Other Property challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which are not reasonably likely, individually or in the aggregate, to have an Acquiror Material Adverse Effect. No employee of Acquiror or any Acquiror Subsidiary has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property of Acquiror or any Titan Subsidiary. No Person (other than employees of Acquiror or any Titan Subsidiary) has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Intangible and Other Property, except for such rights which are not reasonably likely, individually or in the aggregate, to have an Acquiror Material Adverse Effect. Each of Acquiror and Titan Subsidiaries has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and Software, and to maintain the confidentiality of all confidential information, that it owns or uses and is not aware of any unauthorized disclosure of confidential information.

SECTION 4.14 INTEREST RATE AND FOREIGN EXCHANGE CONTRACTS

    All material interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements and foreign exchange contracts to hedge Acquiror's investments in foreign subsidiaries, whether entered into for the account of the Acquiror or any Titan Subsidiary, were entered into in the Ordinary Course of Business and, to the Acquiror's knowledge, in accordance with prudent business practice and applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and at the date hereof, and in all material respects are valid and binding obligations of the Acquiror or the applicable Titan Subsidiary enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect in all material respects. Acquiror and each Titan Subsidiary has duly performed in all material respects its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Acquiror's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party thereunder.

SECTION 4.15 BROKERS

    Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Acquiror.

SECTION 4.16 POOLING/TAX MATTERS

    (a) Neither Acquiror nor any of its "affiliates" (as defined in Section 5.12) has taken or agreed to take any action or failed to take any action that would prevent the Merger from (i) being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the regulations and interpretations of the SEC, or (ii) from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (b) At or prior to the date hereof, Acquiror has received a draft of the letter described in Section 7.02(h)(ii).

SECTION 4.17 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

    The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Registration Statement, or any amendment or supplement thereto, shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Acquiror or required to be supplied by Acquiror (except to the extent revised or superseded by amendments or supplements) for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies by or on behalf of Company for the Company Stockholders Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents.

SECTION 4.18 BOARD RECOMMENDATION

    The Board of Directors of Acquiror and Acquiror Sub have each unanimously adopted, in compliance with Delaware law, a resolution advising, authorizing, approving and adopting this Merger Agreement and the transactions contemplated hereby, and the resolutions adopted by the Board of Directors of Merger Sub recommend approval and adoption of this Merger Agreement and the transactions contemplated hereby by the sole shareholder of Acquiror Sub.

SECTION 4.19 DISCLOSURE

    No representation or warranty of the Acquiror in this Merger Agreement when read together with the information in the Section of the Acquiror Disclosure Letter applicable thereto is misleading with respect to any material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V
                             PRE-CLOSING COVENANTS

SECTION 5.01 CONDUCT OF BUSINESS OF COMPANY UNTIL EFFECTIVE TIME

    The Company hereby covenants and agrees that, from the date of this Merger Agreement until the Effective Time, Company, unless otherwise expressly contemplated by this Merger Agreement or consented to in writing by Acquiror, will, and will cause each Company Subsidiary to, carry on their respective businesses only in the Ordinary Course of Business, use their respective best efforts to preserve intact their business organizations and Assets, maintain their rights and franchises, retain the services of their officers and employees and maintain their relationships with customers, suppliers, licensors, licensees and others having business dealings with them, and use their respective best efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained. Except as set forth on Section 5.01 of the Company Disclosure Letter, without limiting the generality of the foregoing, neither Company nor any Company Subsidiary will:

    (a) (i) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any employee (who is not an officer or director) other than in the Ordinary Course of Business, or to any officer or director; (ii) grant any severance or termination pay (other than pursuant to the normal severance practices or existing agreements of the Company in effect on the date of this Merger Agreement) to, or enter into any severance agreement with, any director, officer or employee, or enter into any employment agreement with any employee (who is not an officer or director) (other than in the Ordinary Course of Business) or with any officer or director or otherwise without the prior written consent of Acquiror; (iii) establish, adopt, enter into or amend any Company Benefit Plan or other arrangement, except as may be required to comply with applicable Law; (iv) pay any benefit not provided for under any Company Benefit Plan or other arrangement; (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or other arrangement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plan or other arrangement or agreement or awards made thereunder), (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any agreement or (vii) promote or fire any director or officer, or other than in the Ordinary Course of Business, any employee (who is not an officer or director);

    (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

    (c) (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company or any Company Subsidiary, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any Company Subsidiary or any such securities or obligations, or any other securities thereof, other than pursuant to the Stockholders Agreement, dated February 27, 1998, by and among the Company and the Company Stockholders who are signatories thereto; (ii) effect any reorganization, recapitalization, merger or share exchange; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

    (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any limitations in voting rights or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury but excluding shares issuable upon the exercise of options outstanding on the date hereof in accordance with their terms as of the date hereof), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares, or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

    (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business);

    (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise subject to any Encumbrance or dispose of, any of its Assets, except for sales, dispositions, pledges, encumbrances or transfers in the Ordinary Course of Business;

    (g) propose or adopt any amendments to its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (h) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, lawsuit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $100,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except, as may be required by applicable Law or GAAP;

    (i) make or agree to make any new capital expenditures which are not included in the Company's 2000 capital budget, a copy of which was furnished to Acquiror, to the extent that such new capital expenditures exceed in the aggregate $100,000;

    (j) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any agreement having the economic effect of any of the foregoing, except for borrowings incurred in the Ordinary Course of Business, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than travel, entertainment, loans for tuition expenses and payroll advances made to employees in the Ordinary Course of Business;

    (k) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, matured or unmatured, known or unknown), other than the payments, discharges or satisfactions, in the Ordinary Course of Business which are materially in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Financial Statement or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any Company Subsidiary is a party;

    (l) waive, release or assign any rights or claims, or modify, amend or terminate any agreement to which the Company or any Company Subsidiary is a party, which would reasonably be expected to have a Company Material Adverse Effect;

    (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles or a Governmental Entity;

    (n) take any action or fail to take any action that would reasonably be expected to result in a Company Material Adverse Effect prior to or after the Effective Time or that would adversely affect the ability of the Company or any Company Subsidiary prior to the Effective Time to obtain consents of third parties or approvals of Government Entities required to consummate the transactions contemplated in this Merger Agreement; or

    (o) authorize, or commit or agree to do any of the foregoing.

SECTION 5.02 BEST EFFORTS TO SATISFY CONDITIONS

    Acquiror and Company shall use their respective best efforts to cause all conditions to the obligations of Acquiror and Company set forth in Article VII of this Merger Agreement to be satisfied on or before the Closing Date.

SECTION 5.03 OTHER ACTIONS

    Acquiror and Company shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such Party set forth in this Merger Agreement becoming untrue, or (b) any of the conditions to the Merger set forth in Article VII of this Merger Agreement not being satisfied.

SECTION 5.04 CERTAIN TAX MATTERS

    From the date hereof until the Effective Time, Company and each Company Subsidiary (a) will prepare and timely file with the relevant Taxing authority all Company Tax Returns required to be filed during such period ("Post-Signing Returns"), which Post-Signing Returns shall be accurate in all material respects, or permitted extensions with respect thereto, (b) will timely pay all Taxes due and payable with respect to such Post-Signing Returns, (c) will pay or otherwise make adequate provision for all Taxes payable by Company and Company Subsidiary for which no Post-Signing Return is due prior to the Effective Time, and (d) will promptly notify Acquiror of any action, suit, proceeding, claim or audit pending against or with respect to Company or any Company Subsidiary in respect of any Taxes.

SECTION 5.05 ACCESS AND INFORMATION

    For so long as this Merger Agreement is in effect, and subject to applicable Laws, each Party shall, and shall cause each of their respective Subsidiaries to, (a) afford to the other Party and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours, subject to reasonable advance notice, to all of their respective properties, Agreements, books, records and personnel and (b) furnish promptly to the other Party (i) a copy of each Agreement, document, certificate or other instrument filed with, or received from any Governmental Entity and (ii) all other information concerning their respective businesses, operations, prospects, conditions (financial or otherwise), Assets, liabilities and personnel as such other Party may reasonably request.

SECTION 5.06 NOTIFICATION FILING REQUIRED UNDER HSR ACT

    If required, the parties shall make good faith efforts to complete and file without delay, and in any event within thirty (30) days after the date of this Merger Agreement, any notification filing required under the HSR Act with respect to the transactions contemplated by this Merger Agreement. Acquiror and Company shall in good faith take (or fully cooperate in the taking of) all actions, and provide any additional information that may be, required or reasonably requested in order to comply with the requirements of the HSR Act. If a notification filing is required under the HSR Act, Acquiror shall pay all filing fees in connection therewith.

SECTION 5.07 RELATED PARTY MATTERS

    Company shall use commercially reasonable efforts to have each person identified on Exhibit I to Section 3.18 of the Company Disclosure Letter execute an agreement reasonably acceptable to Acquiror to pay-off as soon as practicable after the Effective Time all indebtedness (including principal and interest) owed by such person to the Company which is secured by Company Common Stock and which was issued to such persons to purchase the capital stock of the Company or any of its predecessors.

SECTION 5.08 PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT; COMPANY STOCKHOLDERS MEETING

    (a) As soon as practicable following the date of this Merger Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement/Prospectus, and Acquiror shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Acquiror shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Acquiror Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made by either Acquiror or the Company without the other party's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party the opportunity to review and comment thereon. Acquiror shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Acquiror, or any of their respective "affiliates" (as defined in Section 5.12), officers or directors, should be discovered by the Company or Acquiror which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/ Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.

    (b) The Company shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with Delaware Law and its certificate of incorporation and bylaws for the purpose of obtaining the requisite approval of the Company Stockholders and shall, through the unanimous action of its Board of Directors, declare that this Merger Agreement is advisable and recommend to its stockholders the approval and adoption of this Merger Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.09 [INTENTIONALLY OMITTED]

SECTION 5.10 NO SOLICITATION.

    (a) From the date of this Merger Agreement until the Effective Time or the termination of this Merger Agreement pursuant to the terms of this Merger Agreement, the Company shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of the Company or any of its Subsidiaries (collectively, "Representatives") directly or indirectly, to (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information), the making of any proposal or offer that constitutes, an Acquisition Proposal (as defined below),
(ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal,
(iii) agree to, approve, recommend, or endorse any Acquisition Proposal,
(iv) disclose any non-public information relating to the Company or any Company Subsidiary or afford access to the properties, books or records of the Company or any Company Subsidiary to any person that has made or may reasonably be expected to make a proposal regarding a Acquisition Proposal or that has advised the Company that it is or may be interested in making a proposal regarding a Acquisition Proposal, or (v) authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, the Company shall promptly notify Acquiror of any such inquiries and proposals received by the Company or any of its Subsidiaries or Representatives, relating to any of such matters

    (b) Notwithstanding the foregoing, nothing contained in clause (a) above shall prohibit the Board of Directors of the Company from furnishing information to or entering into discussions or negotiations with any Person that makes a BONA FIDE proposal or offer with respect to the Company that constitutes an Acquisition Proposal for the Company, if: (A) the Board of Directors of the Company determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Acquiror of the identity of the Person making the Acquisition Proposal for the Company and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) the Company enters into a customary confidentiality agreement; (D) the Company keeps Acquiror informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides Acquiror with copies of any and all written inquiries or proposals relating thereto; and
(E) such Acquisition Proposal for the Company was not solicited in violation of this Merger Agreement.

    (c) For purposes of this Merger Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Merger Agreement) involving the Company or its
Subsidiaries: (a) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the Merger); (b) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the fair market value of the business or assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (c) any tender offer or exchange offer for outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (d) any solicitation of proxies in opposition to approval by the Company's stockholders of the Merger; (e) the acquisition by any person, after the date hereof, of beneficial ownership or the right to acquire beneficial ownership of, or the formation of any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) that beneficially owns or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of capital stock of the Company, or the acquisition by any person or "group" that, as of the date hereof, beneficially owns 5% or more of the outstanding shares of capital stock of the Company or beneficial ownership or the right to acquire beneficial ownership of any additional shares of capital stock of the Company;
(f) the adoption by the Company of a plan of liquidation, the declaration or payment by the Company of an extraordinary dividend on any of its shares of capital stock or the effectuation by the Company of a recapitalization or other type of transaction that would involve either a change in the Company's outstanding capital stock or a distribution of assets of any kind to the holders of such capital stock; (g) the repurchase by the Company or any Company Subsidiary of any shares of Company Common Stock other than pursuant to the Stockholders Agreement, dated February 27, 1998, by and among the Company and the Company Stockholders who are signatories thereto; or (h) any resolution or agreement to, or public announcement by the Company or any other person or entity of a proposal, plan or intention to, do any of the foregoing.

SECTION 5.11 NYSE LISTING

    Acquiror shall use reasonable efforts to cause the Acquiror Common Stock to be issued pursuant to Section 2.01(a) of this Merger Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 5.12 AFFILIATES

    (a) Each of the Company and Acquiror: (i) has disclosed to the other in
Section 5.12 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, all Persons who are, or may be, as of the date hereof its "affiliates" as that term is used in SEC Accounting Series Release Nos. 130 and 135 and Rule 145 of the rules and regulations of the SEC under the Securities Act; and (ii) shall use all reasonable efforts to cause each Person who is identified as an "affiliate" of it in Section 5.12 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, to deliver to the other as promptly as practicable but in no event later than thirty-one
(31) days prior to the Closing Date, a signed agreement substantially in the form attached hereto as Exhibit E, in the case of the Company, and Exhibit F, in the case of Acquiror. The Company and Acquiror shall notify each other from time to time of all other Persons who then are, or may be, such an "affiliate" and use all reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute a signed agreement as set forth in this
Section 5.12(a).

    (b) Shares of Company Common Stock and shares of Acquiror Common Stock held by the "affiliates" of the Company or Acquiror set forth in Section 5.12 of the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, shall not be transferable during the thirty (30) day period prior to the Effective Time, and shares of Acquiror Common Stock issued to, or as of the Effective Time held by, such "affiliates" of the Company and Acquiror shall not be transferable until such time as financial results covering at least thirty
(30) days of combined operations of the Company and Acquiror have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such "affiliate" has provided the signed agreement referred to in Section 5.12(a), except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Common Stock and any Acquiror Common Stock held by any such "affiliate" shall not be transferable, regardless of whether such "affiliate" has provided the applicable signed agreement referred to in Section 5.12(a), if such transfer, either alone or in the aggregate with other transfers by "affiliates", would preclude the ability of the parties to account for the transactions contemplated by this Merger Agreement as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion
No. 16 and all rules, regulations and policies of the SEC. Acquiror shall not register the transfer of any shares of Acquiror Common Stock unless such transfer is made in compliance with the foregoing.

SECTION 5.13 TAX TREATMENT

    Each of Acquiror and the Company shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

SECTION 5.14 POOLING

    Each of the Company and Acquiror shall use reasonable efforts to cause the transactions contemplated by this Merger Agreement, including the Merger, to be accounted for as a "pooling of interests" in accordance with GAAP Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC, and each of the Company and Acquiror agrees that it shall take no action that would cause such accounting treatment not to be obtained.

SECTION 5.15 NEGATIVE COVENANTS OF ACQUIROR

    Except as expressly contemplated by this Merger Agreement, from the date hereof until the Effective Time, without the written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned) Acquiror shall not, and shall not permit any Acquiror Subsidiary to, do any of the following:

    (a) (i) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of Acquiror Common Stock; (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Acquiror or any Acquiror Subsidiary (except for those repurchases related to shares owned by employees or former employees of Acquiror or any Acquiror Subsidiary); or (iii) except to the extent not accounted for in Section 2.06 hereof, split, combine or reclassify any shares of Acquiror Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Acquiror Common Stock or other securities;

    (b) take any action that is intended or would reasonably be expected to result in any of Acquiror's representations and warranties set forth in this Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Merger Agreement;

    (c) take any action that would, or would be reasonably likely to, prevent the Merger from being accounted for as a "pooling of interests" in accordance with GAAP and the rules and regulations of the SEC;

    (d) take any action that would, or would be reasonably likely to, prevent the Merger from qualifying as a reorganization under the provisions of
Section 368(a) of the Code; or

    (e) agree in writing or otherwise to do any of the foregoing.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

SECTION 6.01 STOCKHOLDER APPROVAL

    Promptly after the date of this Merger Agreement, Company shall take all additional action, if any, necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to secure the vote or consent of Company Stockholders required by Delaware Law to approve this Merger Agreement and the transactions contemplated hereby. In all events, this Merger Agreement shall be submitted to the Company Stockholders whether or not the board of directors of the Company determines that this Merger Agreement is no longer advisable and recommends that the Company Stockholders reject it.

SECTION 6.02 APPROPRIATE ACTION; CONSENTS; FILINGS

    (a) Upon the terms and subject to the conditions set forth in this Merger Agreement, the Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Merger Agreement as promptly as practicable, including, without limitation, (i) executing and delivering any additional instruments necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Merger Agreement, (ii) obtaining from any Governmental Entities any material Licenses required to be obtained or made by Acquiror, or any of its Subsidiaries, or Company, or any Company Subsidiary, in connection with the authorization, execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (iii) making all necessary filings, and thereafter making any other required submissions, with respect to this Merger Agreement and the Merger required under (A) the HSR Act and (B) any other applicable Law; PROVIDED that Acquiror and Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and discussing all reasonable additions, deletions or changes suggested in connection therewith. Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Merger Agreement.

    (b) (i) Except as the Parties may otherwise agree, Company, each Company Stockholder and Acquiror shall give (and, in the case of Company, shall cause each Company Subsidiary to give, and, in the case of Acquiror, shall cause its Subsidiaries to give) any notices to third parties, and use (and, in the case of Company, shall cause each Company Subsidiary to use, and, in the case of Acquiror, shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents, approvals or waivers (A) necessary, proper or advisable to consummate the transactions contemplated in this Merger Agreement,
(B) disclosed or required to be disclosed in the Company Disclosure Letter or the Acquiror Disclosure Letter, as the case may be, or (C) required to prevent a Company Material Adverse Effect or an Acquiror Material Adverse Effect.

        (ii) In the event that any of Company, any Company Stockholder or Acquiror shall fail to obtain any third-party consent, approval or waiver described in Section 6.02(b)(i) of this Merger Agreement, such Party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other Parties, to minimize any adverse effect upon Company or any Company Subsidiary and Acquiror or its Subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent, approval or waiver.

    (c) From the date of this Merger Agreement until the Effective Time, Company and Acquiror shall promptly notify each other in writing of any pending or, to the knowledge of Company or any Company Subsidiary or Acquiror or any one of its Subsidiaries, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Company Common Stock into the Merger Consideration pursuant to the Merger or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the businesses or Assets of Company or any Company Subsidiary. Company and Acquiror shall cooperate with each other in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed.

SECTION 6.03 DISCLOSURE

    Prior to the Effective Time, each Party shall notify the other Parties by written update to its respective Disclosure Letter of (i) any representation or warranty made by it in connection with this Merger Agreement becoming untrue or inaccurate, (ii) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied or (iii) the failure of Company, any Company Subsidiary, Acquiror or Acquiror Sub, as the case may be, to comply with or satisfy any covenant, condition or Agreement to be complied with or satisfied by it pursuant to this Merger Agreement which would be likely to result in any condition to the obligations of any Party to effect the Merger and the other transactions contemplated by this Merger Agreement not to be satisfied; PROVIDED, HOWEVER, the delivery of any notice pursuant to this
Section 6.03 shall not cure any breach of any representation or warranty requiring disclosure of such matter as of the date of this Merger Agreement or otherwise limit or affect the rights and remedies available hereunder to the Party receiving such notice.

SECTION 6.04 PUBLIC ANNOUNCEMENTS

    Acquiror, Acquiror Sub and Company shall consult with each other before issuing or making, and shall give each other the opportunity to review and comment upon, any press release or other public statement with respect to the Merger and the other transactions contemplated in this Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any applicable listing agreements.

SECTION 6.05 OBLIGATIONS OF ACQUIROR SUB

    Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Merger Agreement and to consummate the Merger on the terms and conditions set forth in this Merger Agreement.

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
SECTION 6.06 TRANSACTION EXPENSES

    Each Party to this Merger Agreement shall bear their own expenses in connection herewith, including, without limitation, the fees of each Party's respective legal counsel, financial advisors, accountants, brokers, finders or investment bankers.

SECTION 6.07 BOARD OF DIRECTORS

    At the first meeting of the Board of Directors of Acquiror after later of
(a) the Effective Time or (b) Acquiror's May 2000 Stockholders Meeting, Acquiror shall cause Michael B. Alexander to be appointed to the Board of Directors of Acquiror for a term of approximately one (1) year; PROVIDED, HOWEVER, such term shall not be less than eleven (11) months.

SECTION 6.08 COMPANY COMMON STOCK

    On or prior to the Effective Time, the Company shall deliver to the Acquiror and the Exchange Agent a calculation, certified as being true, correct and complete by the Company's chief financial officer, of (a) the number of shares of Company Common Stock that will be outstanding as of the Effective Time and
(b) the number of shares of Company Common Stock that would be issuable with respect to Options outstanding as of the Effective Time if such Options were fully vested and immediately exercisable, when, as of the Effective Time, all shares of Company Common Stock are converted into a single class of Company Common Stock.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

SECTION 7.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS MERGER AGREEMENT

    The respective obligations of each Party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by agreement of Acquiror and Company, in whole or in part, to the extent permitted by applicable Law:

    (a) STOCKHOLDER APPROVAL. This Merger Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of Company Stockholders.

    (b) EFFECTIVENESS OF REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act prior to the mailing of the Proxy Statement/Prospectus by the Company to its stockholders and no stop order suspending the effectiveness of such Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Acquiror or the Company, threatened by the SEC.

    (c) NO ORDER. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger; PROVIDED, HOWEVER, that the Parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

    (d) HSR ACT. The applicable waiting period with respect to the Merger and the other transactions contemplated hereby, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

SECTION 7.02 ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND ACQUIROR SUB

    The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Acquiror, in whole or in part, to the extent permitted by applicable Law:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Company contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and (ii) changes permitted by or consistent with this Merger Agreement. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company to the foregoing effect.

    (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all respects with all Agreements and covenants required by this Merger Agreement to be performed or complied with by Company on or prior to the Effective Time. Acquiror shall have received a certificate of the chief executive officer or chief financial officer of Company (as to Company) to that effect.

    (c) OPINION OF COUNSEL. Acquiror shall have received from Swidler Berlin Shereff Friedman, LLP, counsel to Company, an opinion dated the Closing Date, in the form attached hereto as Exhibit G.

    (d) NO CHALLENGE. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have a Company Material Adverse Effect or, if such action arises in connection with the transactions contemplated hereby, an Acquiror Material Adverse Effect.

    (e) COMPANY MATERIAL ADVERSE EFFECT. Since December 31, 1999, there shall not have occurred a Company Material Adverse Effect (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Company Material Adverse Effect) not disclosed in the Company Disclosure Letter as of the date hereof.

    (f) NO LITIGATION. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement, (ii) relating to the Merger and seeking to obtain from Acquiror or any Acquiror Subsidiary any damages that may be material to Acquiror, (iii) seeking to prohibit or limit in any respect Acquiror's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Company; or (v) which, if adversely determined, could have a Company Material Adverse Effect or Acquiror Adverse Effect.

    (g) CONSENTS. Company and Company Subsidiary shall have procured all consents of third-parties and Governmental Entities specified in Section 3.06 of the Company Disclosure Letter.

    (h)  ACCOUNTANT LETTER.  Acquiror shall have received:

        (i) a letter from the Company's independent accountants, dated as of the Closing Date and addressed to Acquiror, the Company and Acquiror's independent accountants, reasonably satisfactory in form and substance to Acquiror and Acquiror's independent accountants, to the effect that, after reasonable investigation, the Company's independent accountants are not aware of any fact concerning the Company or any of the Company's stockholders or Affiliates that could preclude Acquiror from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC; and

        (ii) a letter from Acquiror's independent accountants, dated as of the Closing Date and addressed to Acquiror, reasonably satisfactory in form and substance to Acquiror, to the effect that Acquiror's independent accountants concur in Acquiror's management's conclusion that Acquiror may account for the Merger as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    (i) DISSENTING COMPANY STOCKHOLDERS. The Company Dissenting Stockholders shall not hold more than five percent (5%) of the Company Common Stock.

    (j) TAX OPINION. Acquiror shall have received a legal opinion addressed to Acquiror from Hogan & Hartson LLP, dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code.

    (k) ESTIMATED NET DEBT AS OF CLOSING DATE. Acquiror shall have received from Company two (2) days prior to the Closing Date a certificate of the chief financial officer of the Company of the Net Debt of the Company estimated as of the Closing Date (the "Estimated Net Debt") and prepared on a good faith basis consistent with the Company Financial Statement. The Parties acknowledge and agree that the amounts set forth on the Estimated Balance Sheet shall be used in computing an estimate of the Transaction Value as of the Closing Date.

    (l) CONSULTING AGREEMENTS. All of the consulting agreements with and of Westgate Capital Co., Joel N. Levy, Peter M. Schulte and Joel N. Levy/Peter M. Schulte, L.L.C. shall have been terminated, and each party to each such agreement shall have released the Company (in a form satisfactory to Acquiror) from any liability as a result of such termination.

    (m) NO ACQUIROR STOCKHOLDER VOTE. No approval or adoption or consent of the stockholders of Acquiror with respect to the transactions contemplated by this Merger Agreement shall be required pursuant to the rules of the NYSE.

    (n) 1999 FINANCIALS. Company shall have prepared and delivered to Acquiror and Acquiror Sub, and shall provide a certificate signed by its chief financial officer in which Company represents and warrants to Acquiror and Acquiror Sub that Company has prepared and delivered to Acquiror and Acquiror Sub a true and complete copy of, the audited consolidated balance sheet of Company and the Company Subsidiaries as of the end of the fiscal period ending December 31, 1999 and the audited consolidated statement of income and the statement of cash flows and equity and changes in financial position for the Company and the Company's Subsidiaries for such fiscal year audited by Ernst & Young LLP, the Company's independent public accountants, in accordance with generally accepted auditing standards and accompanied by the related report of Ernst & Young LLP (such balance sheet and such consolidated statement of income, Company's equity and changes in financial position are hereinafter referred to collectively as the "1999 Company Financial Statement"). In the certificate to be delivered to Acquiror and Acquiror Sub pursuant to the immediately preceding sentence, Company shall also represent and warrant to Acquiror and Acquiror Sub that the 1999 Company Financial Statement, including, without limitation, the notes thereto, (i) has been prepared in accordance with the books and records of Company and its Subsidiaries and (ii) presents fairly in all material respects the consolidated financial position of Company and its Subsidiaries at the date thereof and their consolidated results of operations and cash flows for the period indicated, in accordance with GAAP applied throughout the periods involved (except as noted therein). The representations and warranties contained in such certificate shall survive for the same period of time as the representations and warranties contained in Section 3.08 survive.

SECTION 7.03 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY

    The obligations of Company to effect the Merger and the other transactions contemplated by this Merger Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable
Law:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Acquiror and Acquiror Sub contained in this Merger Agreement shall be true and correct as of the date of this Merger Agreement and shall be true and correct (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Effective Time as though made as of the Effective Time, except for (i) representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of such date and
(ii) changes permitted by or consistent with this Merger Agreement. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror to the foregoing effect.

    (b) AGREEMENTS AND COVENANTS. Acquiror and Acquiror Sub shall have performed or complied in all respects with all Agreements and covenants required by this Merger Agreement to be performed or complied with by them on or prior to the Effective Time except for such noncompliance that does not have an Acquiror Material Adverse Effect. Company shall have received a certificate of the chief executive officer or chief financial officer of Acquiror and Acquiror Sub to that effect.

    (c) OPINION OF COUNSEL. The Company shall have received from Hogan & Hartson L.L.P., counsel to Acquiror, an opinion dated the Closing Date, in the form attached hereto as Exhibit H.

    (d) LISTING. The approval for listing described in Section 5.11 shall have been received.

    (e) LEGAL OPINION. The Company and the Company Stockholders shall have received a legal opinion addressed to the Company and the Company Stockholders from Swidler Berlin Shereff Friedman LLP ("Company's Legal Counsel"), dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

    (f) NO CHALLENGE. There shall not be pending any enforcement action or similar proceeding by any state or federal Governmental Entity that is likely to have an Acquiror Material Adverse Effect.

    (g) NO LITIGATION. There shall be no pending or threatened suit, action, proceeding or investigation: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Merger Agreement or (ii) which, if adversely determined, could have an Acquiror Adverse Effect.

    (h) CONSENTS. Acquiror and Acquiror Sub shall have procured all consents of third-parties and Governmental Entities specified in Section 4.05 of the Acquiror Disclosure Letter.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 TERMINATION

    This Merger Agreement may be terminated at any time (except where otherwise indicated) prior to the Effective Time, whether before or after approval of this Merger Agreement and the Merger by Company Stockholders:

    (a) by mutual written consent of Acquiror and Company;

    (b) (i) by Acquiror, if any of the conditions provided in Section 7.01 (other than Section 7.01(a)) or Section 7.02 (other than Section 7.02(i)) have not been met as of the Scheduled Closing Date and such failure has not been cured within twenty (20) business days following receipt by Company of written notice of such failure describing the extent and nature thereof in reasonable detail, or to the extent permitted by applicable law, such conditions have not been waived in writing by Acquiror;

        (ii) by Company, if any of the conditions provided in Section 7.01 (other than Section 7.01(a)) or Section 7.03 have not been met as of the Scheduled Closing Date and such failure has not been cured within twenty
    (20) business days following receipt by Acquiror of written notice of such failure describing the extent and nature thereof in reasonable detail, or, to the extent permitted by applicable law, such conditions have not been waived in writing by Company.

    (c) by either Acquiror or Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any other federal or state (but not county or municipal) Governmental Entity preventing or prohibiting consummation of the Merger shall have been filed or in effect;

    (d) subject to the provisions of Section 2.01(h), (i) by Acquiror, if the Acquiror Stock Price is greater than $61.60 per share unless the Company makes a Company Floating Rate Election, in which case the Acquiror shall have no right of termination pursuant to this Section 8.01(d)(i); or

        (ii) by Company, if the Acquiror Stock Price is less than $39.60 per share unless Acquiror makes an Acquiror Floating Rate Election, in which case the Company shall have no right to a termination pursuant to this
    Section 8.01(d)(ii);

PROVIDED, that any such termination pursuant to this Section 8.01(d) shall be without any liability to the parties hereto solely by virtue of the fact that Acquiror Stock Price is greater than $61.60 or less than $39.60 per share, as the case may be.

    (e) by either Acquiror or Company if the Merger shall not have been consummated by the date which is 180 days following the date of this Merger Agreement; PROVIDED HOWEVER, that the right to terminate this Merger Agreement under this Section 8.01(d) shall not be available to (i) Acquiror, where Acquiror's failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) Company, where Company's failure to fulfill any obligation under this Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

    (f) by Acquiror, if (i) the board of directors of Company (A) fails to make or withdraws or modifies its recommendation referred to in Section 3.21 of this Merger Agreement or (B) recommends to the Company Stockholders approval or acceptance of an Acquisition Proposal, or (ii) the condition set forth in
Section 7.02(i) has not been satisfied; or

    (g) by either Acquiror or the Company if the stockholder approval contemplated by Section 7.01(a) shall not have been received at the Company Stockholders Meeting.

SECTION 8.02 EFFECT OF TERMINATION

    In the event of termination of this Merger Agreement by either Acquiror or Company as provided in Section 8.01 of this Merger Agreement, this Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, Acquiror Sub or Company or any of their respective directors or officers except (i) nothing herein shall relieve any Party from liability for any breach hereof, (ii) each Party shall be entitled to any remedies at law or in equity for such breach and (iii) Sections 6.06, 8.02 and 8.03 and Article IX of this Merger Agreement shall remain in full force and effect and survive any termination of this Merger Agreement.

SECTION 8.03 TRANSACTION FEES, TERMINATION FEES, EXPENSES AND OTHER PAYMENTS

    (a) Except as otherwise set forth in this Section 8.03, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that in the event that the Merger and the other transactions contemplated hereby are not consummated, Acquiror and the Company shall share equally all costs and expenses (other than attorneys' and accountants' fees and expenses) incurred in relation to printing and filing and, as applicable, mailing the Registration Statement and the Proxy Statement and any amendments or supplements thereto and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and the fees required under the applicable foreign laws, if any, incurred in connection with the transactions contemplated under this Merger Agreement up to one hundred thousand dollars ($100,000) and Acquiror shall bear all such costs and expenses in excess of one hundred thousand dollars ($100,000).

    (b) If this Merger Agreement is terminated pursuant to Section 8.01(f), or if this Merger Agreement is terminated pursuant to Section 8.01(g) and at the time of the Company Stockholder Meeting an Acquisition Proposal from a Person other than Acquiror shall have been made and disclosed to the Company Stockholders, the Company shall pay to Acquiror an amount equal to two million dollars ($2,000,000) within one (1) Business Day after such termination.

    (c) If this Merger Agreement is terminated pursuant to Section 8.01(f), or if this Merger Agreement is terminated pursuant to Section 8.01(g) and at the time of the Company Stockholder Meeting an Acquisition Proposal from a Person other than Acquiror shall have been made and disclosed to the Company Stockholders, and the Company (i) enters into a definitive agreement in connection with an Acquisition Proposal within nine (9) months after the date of such termination (regardless of when such definitive agreement is consummated) or (ii) consummates an Acquisition Proposal within nine (9) months after the date of such termination, the Company shall pay to Acquiror, in addition to the amounts set forth in Section 8.03(b) above, an amount equal to two million dollars ($2,000,000) within five (5) Business Days after the consummation of such definitive agreement or such Acquisition Proposal, as the case may be.

SECTION 8.04 AMENDMENT

    Subject to applicable Law, this Merger Agreement may be amended by the Parties at any time prior to the Effective Time. This Merger Agreement may not be amended except by an instrument in writing signed by the Parties.

SECTION 8.05 EXTENSION; WAIVER

    At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any Agreements, documents, certificates or other instruments delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained in this Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The failure of any Party to assert any of its rights under this Merger Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX
                     SURVIVAL OF REPRESENTATIONS; REMEDIES

SECTION 9.01 SURVIVAL OF REPRESENTATIONS

    All representations, warranties, covenants, indemnities and other agreements made by any party to this Merger Agreement herein shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive until the ninetieth (90(th)) day following the Effective Time; PROVIDED, HOWEVER, that if Acquiror shall have given Stockholders' Representatives notice of a claim on or prior to such 90(th) day, the representations, warranties, covenants, indemnities, and other agreements applicable to such claim shall survive with respect to such claim until such claim is finally resolved, and provided further that (a) representations and warranties set forth in Sections
3.01 (Organization) and 3.04 (Capitalization) shall survive with the expiration of the applicable statute of limitations and (b) in the event of fraud all such representations, warranties, covenants, indemnities and other agreements shall survive indefinitely.

SECTION 9.02 INDEMNIFICATION BY COMPANY STOCKHOLDERS

    (a) The Company Stockholders hereby agree to indemnify, defend and hold Acquiror, the Surviving Corporation and their respective officers and directors, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (all such persons hereinafter are referred to individually as an "Acquiror Indemnified Person" and collectively as "Acquiror Indemnified Persons," but in no event shall any stockholder of the Company prior to the Effective Time be such an Acquiror Indemnified Person) harmless (pro-rata in accordance with the their respective beneficial holdings of Escrow Stock) against all Losses resulting from, imposed upon or incurred by any Acquiror Indemnified Person, directly or indirectly, as a result of any of the following, anything in this Merger Agreement to the contrary notwithstanding:

        (i) any inaccuracy or breach of a representation or warranty of the Company given or made by the Company in this Merger Agreement, in the Certificate of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto; and

        (ii) any failure by the Company to perform or comply with any covenant or agreement contained in this Merger Agreement, in the Certificate of Merger or in the Company Disclosure Letter or in any certificate, document or agreement delivered by or on behalf of the Company pursuant hereto.

    (b) Notwithstanding anything in this Merger Agreement to the contrary, the Company Stockholders shall not be responsible for any Loss pursuant to this
Section 9.02 (i) in excess of the Escrow Stock, and (ii) unless and until the aggregate amount of all of such Losses shall exceed $250,000, in which case the Company Stockholders severally shall be liable for the aggregate amount of all such Losses in excess of $100,000.

    (c) The indemnity obligations of the Company Stockholders under this
Article IX shall be satisfied through the delivery to the Acquiror Indemnified Persons of such number of shares of Escrow Stock having a value equal to the amount of the Loss or Losses for which indemnification or payment is being made.

    (d) Neither the exercise of nor the failure to exercise any remedy under this Merger Agreement will constitute an election of remedies or limit Acquiror in any manner in the enforcement of any other remedies available to Acquiror.

SECTION 9.03 THIRD PARTY CLAIMS.

    The obligations and liabilities of the Company Stockholders with respect to their respective indemnities pursuant to this Article IX, resulting from any Third Party Claim shall be subject to the following terms and conditions:

    (a) The party seeking indemnification (the "Indemnified Party") must give the party obligated to indemnify (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, resulting to, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article IX, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent (i) that the Indemnifying Party shall have suffered actual damage by reason of such failure, or (ii) such failure or delay materially adversely affects the ability of the Indemnifying Party to defend, settle or compromise such Third Party Claim.

    (b) Subject to Section 9.03(c) below, if the Indemnifying Party assumes responsibility for Losses arising out of such Third Party Claim, then the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

    (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 9.03, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

    (d) Anything in this Section 9.03 to the contrary notwithstanding,
(i) neither the Indemnified Party nor the Indemnifying Party shall, without the other party's written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party; (ii) in the event that a party hereto undertakes defense of such Third Party Claim in accordance with this
Section 9.03, the other parties, by counsel or other representative of their own choosing and at their sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) the party that undertakes the defense of such Third Party Claim in accordance with this Section 9.03 shall have an obligation to keep the other parties informed of the status of the defense of such Third Party Claim and furnish the other parties with all documents, instruments and information that the other parties shall reasonably request in connection therewith.

SECTION 9.04 NO RECOURSE AGAINST THE COMPANY

    The Company Stockholders hereby irrevocably waive any and all right to recourse against the Company and the Surviving Corporation with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Company in this Merger Agreement or any other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Merger Agreement. No Company Stockholder shall be entitled to contribution from, subrogation to or recovery against the Company or the Surviving Corporation with respect to any liability of any Company Stockholder that may arise under or pursuant to this Merger Agreement or any of the other agreements and documents executed or to be executed by the Parties hereto in order to consummate the transactions contemplated by this Merger Agreement or any other agreements and documents contemplated hereby.

SECTION 9.05 SPECIFIC PERFORMANCE

    In addition to any other remedies which the Parties may have at law or in equity, the Parties hereby acknowledge that the transactions contemplated under this Merger Agreement are unique, and that the harm to the Parties resulting from breaches by the other Party of its obligation cannot be adequately compensated by damages. Accordingly, the Parties agree that each Party shall have the right prior to the Effective Time to have all obligations, undertakings, agreements, covenants and other provisions of this Merger Agreement specifically performed by the other Parties and that the Parties shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or any state or other political subdivision thereof.

SECTION 9.06 REMEDIES CUMULATIVE

    Subject to the limitations and qualifications set forth in this Article IX, the remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other parties, or their respective successors or assigns.

                                   ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.01 NOTICES

    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses or sent by electronic transmission to the following facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

    (a) If to Acquiror or Acquiror Sub:

           The Titan Corporation 3033 Science Park Road
           San Diego, California 92121
           Facsimile: (619) 552-9759
           Attention: Nicholas J. Costanza, Esq.,
                    General Counsel

           With a copy (which shall not constitute notice) to:

           Hogan & Hartson L.L.P.
           8300 Greensboro Drive
           Suite 1100
           McLean, Virginia 22102
           Facsimile: (703) 610-6200
           Attention: Richard K.A. Becker, Esq.

    (b) If to Company:

           AverStar, Inc.
           23 Fourth Avenue
           Burlington, MA 01803
           Telecopier No.: (781) 221-6991
           Attention:

           With a copy (which shall not constitute notice) to:

           Swidler Berlin Shereff Friedman, LLP
           405 Lexington Avenue
           New York, NY 10174
           Telecopier No.: (212) 891-9598
           Attention: Gerald Adler, Esq.

    (c) If to Stockholders' Representatives:

           Michael B. Alexander
           AverStar, Inc.
           23 Fourth Avenue
           Burlington, MA 01803
           Telecopier No.: (781) 221-6991

           Sigmund H. Goldblum
           103 Birkdale Drive
           Blue Bell, PA 19422
           Telecopier No.: (610) 277-8963

           Peter Schulte
           CM Equity Partners
           135 East 57(th) Street, 27(th) Floor
           New York, NY 10022
           Telecopier No.: (212)829-0553

           With a copy (which shall not constitute notice) to:

           Swidler Berlin Shereff Friedman, LLP
           405 Lexington Avenue
           New York, NY 10174
           Telecopier No.: (212) 891-9598
           Attention: Gerald Adler, Esq.

SECTION 10.02 HEADINGS

    The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

SECTION 10.03 SEVERABILITY

    If any term or other provision of this Merger Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 10.04 ENTIRE AGREEMENT

    This Merger Agreement (together with the Exhibits, Schedules, the Company Disclosure Letter and the Acquiror Disclosure Letter and the other documents delivered pursuant hereto) constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 10.05 ASSIGNMENT

    Neither this Merger Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; PROVIDED, HOWEVER, that Acquiror and Acquiror Sub shall have the right to assign this Merger Agreement without the prior written consent of the Company to a direct or indirect Subsidiary of the Acquiror, but no such assignment shall relieve Acquiror or Acquiror Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Merger Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

SECTION 10.06 PARTIES IN INTEREST

    This Merger Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Merger Agreement, express or implied, other than the right to receive the Merger Consideration pursuant to Article II of this Merger Agreement and the rights of the Acquiror Indemnified Persons pursuant to Article IX, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement.

SECTION 10.07 MUTUAL DRAFTING

    Each Party has participated in the drafting of this Merger Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. Consequently, this Merger Agreement shall be interpreted without reference to any rule or precept of law that states that any ambiguity in a document be construed against the drafter.

SECTION 10.08 GOVERNING LAW

    This Merger Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

SECTION 10.09 COUNTERPARTS

    This Merger Agreement may be executed and delivered in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 SINGULAR AND PLURAL

    Any reference in this Merger Agreement to the singular includes a reference to the plural and VICE VERSA.

                                   ARTICLE XI
                                  DEFINITIONS

    For purposes of this Merger Agreement, the following terms, and the singular and plural thereof, shall have the meanings set forth below:

    "Acquiror" is defined in the Preamble to this Merger Agreement.

    "Acquiror Common Stock" is defined in Section 2.01(a) of this Merger Agreement.

    "Acquiror Disclosure Letter" is defined in Article IV of this Merger Agreement.

    "Acquiror Material Adverse Effect" means, with respect to Acquiror or Acquiror Sub, any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Acquiror and its Subsidiaries, taken as a whole, except to the extent that any such event, change, circumstance, condition, development, effect or occurrence is directly caused by: (a) the announcement, pendency or process of effectuating the Merger or the transactions contemplated hereby that directly results in a delay of, reduction in or cancellation or change in the terms of customer engagements, projects or relationships; or (b) a change in the market price or trading volume of the securities of Acquiror.

    "Acquiror SEC Reports" is defined in Section 4.07 of this Merger Agreement.

    "Acquiror Stock Price" is defined in Section 2.01(b) of the Merger
Agreement.

    "Acquiror Floating Rate Election" is defined in Section 2.01(a) of the Merger Agreement.

    "Acquiror Sub" is defined in the Preamble to this Merger Agreement.

    "Acquiror Sub Stock" is defined in Section 2.01(d) of this Merger Agreement.

    "Acquisition Proposal" is defined in Section 5.10(c) of this Merger
Agreement.

    "Affiliate" means: (a) with respect to an individual, any member of such individual's family residing in the same household; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a Person, any Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person or entity.

    "Agreement" means any agreement between or among two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, agreements denominated as contracts, leases, promissory notes, covenants, easements, rights of way, commitments, arrangements and understandings.

    "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

    "business day" means a day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York are authorized or obligated to be closed.

    "Certificate" is defined in Section 2.02(b) of this Merger Agreement.

    "Certificate of Merger" is defined in Section 1.02 of this Merger Agreement.

    "Closing" is defined in Section 2.05 of this Merger Agreement.

    "Closing Date" is defined in Section 1.02 of this Merger Agreement.

    "Closing Stock Price" means, the average of the closing sale prices of a share of Acquiror Common Stock as reported on the NYSE for the ten
(10) consecutive trading days ending with and including the Closing Date.

    "Code" means the United States Internal Revenue Code of 1986, as amended.

    "Commercial Software" means Software (other than Software of any Person or any of its Subsidiaries sold as products) generally commercially available for license or sale to the public and to such Person, its Subsidiaries and their competitors and other Persons in the Software industry.

    "Company" is defined in the Preamble to this Merger Agreement.

    "Company Audited Balance Sheet" is defined in Section 3.08(a) of this Merger Agreement.

    "Company Benefit Plans" means all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, whether or not terminated.

    "Company Common Stock" is defined in Section 3.04 of this Merger Agreement.

    "Company Contracts" is defined in Section 3.13 of this Merger Agreement.

    "Company Disclosure Letter" is defined in Article III of this Merger Agreement.

    "Company Dissenting Stockholder" is defined in Section 2.02(f) of this Merger Agreement.

    "Company Financial Statement" is defined in Section 3.08(a) of this Merger Agreement.

    "Company Floating Rate Election" is defined in Section 2.01(b) of this Merger Agreement.

    "Company Material Adverse Effect" means any event, change or effect that, individually or when taken together with any related events, is or is reasonably likely to be materially adverse to the business, operations, condition (financial or otherwise), Assets or liabilities of the Company and any Company Subsidiaries, taken as a whole.

    "Company Pension Plan" means any Company Benefit Plan that is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

    "Company Stockholders" is defined in the Preamble to this Merger Agreement.

    "Company Stockholders Meeting" is defined in Section 5.08(d) of this Merger Agreement.

    "Company Stock Plan" means any Company Benefit Plan pursuant to which Company is or may become obligated to, or obligated to cause Company Subsidiary or any other Person to, issue, deliver or sell shares of capital stock of Company or Company Subsidiary, or grant, extend or enter into any option, warrant, call, right, commitment or agreement to issue, deliver or sell shares, or any other interest in respect of capital stock of Company or Company Subsidiary.

    "Company Stock Value" means the result of dividing the Transaction Value by the sum of (a) the number of shares of Company Common Stock outstanding as of the Effective Time (assuming for such purposes, that as of the Effective Time, all shares of Company capital stock were converted into a single class of Company Common Stock) and (b) the number of shares of Company Common Stock which would be issuable with respect to all vested Options outstanding as of the Effective Time if all of the conditions to exercisability of such Options had been satisfied at that time and (c) one-half of the number of shares of Company Common Stock which would be issuable with respect to all unvested Options outstanding as of the Effective Time if all of the conditions to exercisability of such Options (including, without limitation, vesting) had been satisfied at that time.

    "Company Subsidiary" means any Subsidiary of Company.

    "Company Tax Returns" means all Tax Returns required to be filed by Company or any Company Subsidiary (without regard to extensions of time permitted by law or otherwise).

    "Control" (including the terms "Controlled by" and "under common Control with") means, as used with respect to any Person, possession of power (directly or indirectly or as a trustee or executor) to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities, as trustee or executor, by Agreement or otherwise).

    "Delaware Law" is defined in the Preamble to this Merger Agreement.

    "Effective Time" is defined in Section 1.02 of this Merger Agreement.

    "Encumbrance" means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

    "Environmental Laws" means any federal, state or local Law relating to public health or safety, worker health or safety, or pollution, damage to or protection of the environment including, without limitation, Laws relating to emissions, discharges, releases or threatened release of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Material.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated pursuant thereto or in connection therewith.

    "Escrow Agent" is defined in Section 2.06(a) of this Agreement.

    "Escrow Agreement" is defined in Section 2.06(a) of this Merger Agreement.

    "Escrow Stock" is defined in Section 2.06(a)(ii) of this Merger Agreement.

    "Estimated Net Debt" is defined in Section 7.02(k) of this Merger Agreement.

    "Exchange Agent" is defined in Section 2.02 of this Merger Agreement.

    "Exchange Fund" is defined in Section 2.02 of this Merger Agreement.

    "Exchange Ratio" is defined in Section 2.01(a) of this Merger Agreement.

    "GAAP" means United States generally accepted accounting principles consistently applied in accordance with past practices.

    "Governmental Entities" (including the term "Governmental") means any governmental, quasi-governmental or regulatory authority, whether domestic or foreign.

    "Hazardous Material" means (i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section9601(14); (ii) any

"pollutant or contaminant" as defined in 42 U.S.C. Section9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261;
(iv) any petroleum, including crude oil and any fraction thereof; (v) natural synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; and (vii) any asbestos, polychlorinated biphenyl ("PCB"), radium, or isomer of dioxin, or any material or thing containing or composed of such substance or substances.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

    "Intangible and Other Property" means all Agreements, certificates of deposit, bank accounts, securities, partnership or other ownership interests, rights to receive money or property by assignment, future interests, claims and rights against third parties, accounts receivable, notes receivable, Intellectual Property, Software, prepaid expenses, acquisition costs and other intangible property of any nature owned, leased, licensed, used or held for use, directly or indirectly, by, on behalf of or for the account of a Person.

    "Intellectual Property" means all patents, intellectual property capable of being protected by a patent, trademarks, trademark rights, service marks, service mark rights, trade secrets, trade names, product designations, service marks, copyrights, and applications for any of the foregoing, used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of a Person.

    "Inventory" means all new materials, work in progress, finished goods and inventoriable supplies.

    "knowledge" will be deemed to be present with respect to a Party and each Subsidiary of that Party when the matter in question is known, or upon reasonable investigation, should have been known, to the officer, director or employee primarily responsible for the matter in question.

    "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, Laws relating to the protection of classified information; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

    "License" means any franchise, grant, authorization, license, tariff, permit, easement, variance, exemption, consent, certificate, approval or order of any Governmental Entity.

    "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

    "Merger" is defined in the Preamble to this Merger Agreement.

    "Merger Consideration" is defined in Section 2.01(a) of this Merger
Agreement.

    "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA to which Company or Company Subsidiary contribute, have an obligation to contribute, or have at any time since September 2, 1974, contributed or been obligated to contribute.

    "Net Debt" means the average for the ten (10) consecutive business days ending with and including the second business day immediately preceding the Closing Date of all outstanding debt obligations to banks and financial institutions on each such business day plus any additional consideration payable to Mohan Kapani pursuant to the acquisition of CBSI by the Company as identified in Section 3.10 of the Company Disclosure Letter less the sum of (i) cash invested in overnight instruments as of 12:01 a.m. the morning of each such business day, (ii) all receipts received as of such business day which were not included in the overnight investments, (iii) collateralized notes receivable that have not been written off or reserved on the Company's books, and (iv) petty cash balances on the day prior to each such date.

    "NYSE" is defined in Section 2.01(b) of this Merger Agreement.

    "Option Exercise Consideration" means the sum of (a) the total consideration payable to the Company upon the exercise of all vested Options issued and outstanding immediately prior to the Effective Time and (b) one-half of the total consideration payable to the Company upon the exercise of all unvested Options issued and outstanding immediately prior to the Effective Time.

    "Option" means an option to acquire Company Common Stock granted under the Company's 1998 Long Term Incentive Plan.

    "Ordinary Course of Business" means ordinary course of business consistent with past practices.

    "Party" and "Parties" are defined in the Preamble to this Merger Agreement.

    "Permitted Encumbrance" means (i) easements, rights of way, minor irregularities of title, and liens for taxes not yet due and payable,
(ii) landlord, warehouse and materialmen's liens and (ii) other Encumbrances similar to clauses (i) and (ii); provided, however, that any or all of the foregoing do not materially affect the utility or value of the Assets or other matters to which they relate.

    "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other entity, or a Governmental Entity.

    "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by Company or Company Subsidiary; (b) to which Company or Company Subsidiary contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Company or Company Subsidiary and because of those services is or has been
(i) a participant therein or (ii) entitled to benefits thereunder.

    "Post-Signing Returns" is defined in Section 5.04 of this Merger Agreement.

    "Proxy Statement/Prospectus" is defined in Section 3.29 of this Merger Agreement.

    "Registration Statement" is defined in Section 3.29 of this Merger
Agreement.

    "Representatives" is defined in Section 5.10 of this Merger Agreement.

    "SEC" means the United States Securities and Exchange Commission.

    "Scheduled Closing Date" is defined in Section 2.05 of this Merger
Agreement.

    "Software" means all electronic data processing systems, information systems, computer software programs, program specifications, designs, charts, procedures, input data, routines, data bases, report layouts, formats, record file layouts, written manifestations (in both source code and object code form), diagrams, functional specifications, narrative descriptions and flow charts, user manuals and similar documents, and other related material, used, licensed, leased or owned, directly or indirectly, by, on behalf of or for the account of a Person.

    "Stockholders' Representatives" is defined in Section 2.02(k) of this Merger Agreement.

    "Subsidiary" means a corporation, partnership, joint venture or other entity of which any Person owns, directly or indirectly, at least fifty percent (50%) of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

    "Surviving Corporation" is defined in Section 1.01 of this Merger Agreement.

    "Taxes" (including the terms "Tax" and "Taxing") means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, AD VALOREM, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

    "Tax Liabilities" means any action, suit, proceeding, audit, investigation or claim pending or threatened in respect of any Taxes for which Company or any Company Subsidiary is or may become liable, or any deficiency or claim for any such Taxes that has been to Company's knowledge proposed, asserted or threatened.

    "Tax Returns" means all federal, state, local, foreign and other applicable returns, declarations, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service, and its successors, or any other Governmental Entity or Tax authority or agency, including, without limitation, consolidated, combined and unitary tax returns.

    "Third Party Claim" means any claim or other assertion of liability by any third party.

    "Transaction Value" means Two Hundred Five Million Dollars ($205,000,000) plus the Option Exercise Consideration less Estimated Net Debt less all payments made to Company Common Stockholders after the date hereof and prior to the Effective Time to redeem Company Common Stock.

     [Remainder of Page Intentionally Left Blank; Signature Page Follows.]

    IN WITNESS WHEREOF, The Titan Corporation, VT Acquisition Corp. and AverStar, Inc. have executed and delivered, or have caused this Merger Agreement to be duly executed and delivered, as of the date first set forth hereinabove.

                                          THE TITAN CORPORATION

                                          By: /s/ GENE W. RAY
                                          --------------------------------------
                                          Name: Gene W. Ray
                                          Title:
                                          Chairman and Chief Executive Officer

                                          V T ACQUISITION CORP.

                                          By: /s/ GENE W. RAY
                                          --------------------------------------
                                          Name: Gene W. Ray
                                          Title:
                                          Chairman and Chief Executive Officer

                                          AVERSTAR, INC.

                                          By: /s/ MICHAEL B. ALEXANDER
                                          --------------------------------------
                                          Name: Michael B. Alexander
                                          Title: Chairman and Chief Executive
                                          Officer

    The undersigned hereby acknowledge their appointment as the Stockholders' Representatives hereunder and their willingness to fulfill the duties of the Stockholders' Representatives as contemplated by this Merger Agreement.

                                          /s/ MICHAEL B. ALEXANDER
                                          --------------------------------------
                                          Name: Michael B. Alexander

                                          /s/ SIGMUND H. GOLDBLUM
                                          --------------------------------------
                                          Name: Sigmund H. Goldblum

                                          /s/ PETER SCHULTE
                                          --------------------------------------
                                          Name: Peter Schulte